Exhibit 10.1

_____________________________________________

THE MEMBERSHIP INTERESTS DESCRIBED IN AND/OR REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED OR REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE UNITS IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

_____________________________________________

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CWI-AM ATLANTA PERIMETER HOTEL, LLC

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CWI-AM ATLANTA PERIMETER HOTEL, LLC

AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CWI-AM ATLANTA PERIMETER HOTEL, LLC (this “Agreement”) is made and entered into as of October 3, 2012 (the “Effective Date”), by and between CWI ATLANTA PERIMETER HOTEL, LLC, a Delaware limited liability company (“CWI”), and ARDEN-MARCUS PERIMETER LLC, a Delaware limited liability company (“AM”).  CWI and AM are sometimes referred to collectively in this Agreement as the “Members” and individually as a “Member”.

RECITALS

A.                                 CWI-AM Atlanta Perimeter Hotel, LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”) by causing the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on September 11, 2012.

B.                                  The Company has been formed to own the Hotel, the underlying real property (the “Land”) and all structures, buildings and improvements made a part thereof, and to finance, lease, renovate and improve the Property.

C.                                 The Company has acquired the Property pursuant to that certain Purchase and Sale Agreement, dated August 31, 2012 (as the same has been or may be amended, the “Purchase Agreement”) between the Company (as successor-in-interest to Arden Group Acquisition Co., LLC, a Delaware limited liability company) and DiamondRock Atlanta Perimeter Owner, LLC, a Delaware limited liability company.

D.                                 Simultaneously with the execution of this Agreement, the Company shall enter into that certain Operating Lease Agreement, dated as of the date hereof (the “Operating Lease”), between the Company, as lessor, and TRS SUB, as lessee, for the operation and ownership of the Hotel.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1.                                    DEFINITIONS.  When used in this Agreement, the following terms shall have the meanings set forth below:

1.1                            Adjusted Capital Account.  “Adjusted Capital Account” means for each Member, an amount equal to the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:

(a)                               credit to such Capital Account of any amounts which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5) after taking into account any net decrease in a Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain that has occurred as of the relevant determination date; and

(b)                              debit to such Capital Account of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.2                            Affiliates.  “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.  Notwithstanding the foregoing, W.P. Carey & Co., LLC, Carey Watermark and Watermark Capital Partners, LLC or any entity managed or advised by W.P. Carey & Co., LLC, Carey Watermark or Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CWI for all purposes under this Agreement.

1.3                            Applicable Law.  “Applicable Law” means, collectively, all Federal, state and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of and agreements with all courts and governmental authorities, foreseen and unforeseen, ordinary or extraordinary.

1.4                            Approved Budget.  “Approved Budget” means the 2012 Budget and/or any subsequent Approved Budget for the Hotel, as each is defined in the Hotel Management Agreement.

1.5                            Asset Manager.  “Asset Manager” means The Arden Group, Inc. and its respective permitted successors and/or assigns.

1.6                            Bankruptcy.  “Bankruptcy” means:

(a)                               The commencement of any voluntary proceedings under Federal or state bankruptcy laws;

(b)                              The failure to terminate any involuntary proceeding under Federal or state bankruptcy laws within sixty (60) days after the commencement thereof;

(c)                               A general assignment for the benefit of creditors; or

(d)                              The issuance of a charging order against the interest of any Person without the removal thereof within sixty (60) days after issuance.

1.7                            Book Value.  “Book Value” means for any asset the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)                               The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Managing Member in good faith.

(b)                              The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by Managing Member, as of the following times:  (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

(c)                               The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member;

(d)                              The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); and

(e)                               If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.8                            Capital Contribution.  “Capital Contribution” means collectively, the CWI Initial Contribution, the AM Initial Contribution, the AM Mandatory Capital Contribution as and when funded by AM (up to the AM Commitment Amount) and received by the Company, all Mandatory Capital Contributions and all other contributions in cash or the Book Value of other property contributed to the capital of the Company.

1.9                            Capital Transaction.  “Capital Transaction” means (a) the refinancing of the Property; (b) the sale, exchange or other disposition of any material part of the Property or all or substantially all of the Property (including the condemnation of the Property); (c) the dissolution of the Company; or (d) any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration in an amount greater than One

Hundred Thousand Dollars ($100,000) in the aggregate (other than Capital Contributions), including, without limitation, proceeds of sales, exchanges, or other dispositions of assets not in the ordinary course of business, condemnations, recoveries of damage awards, and insurance proceeds.

1.10                    Capital Transaction Proceeds.  “Capital Transaction Proceeds” means all proceeds from a Capital Transaction less the sum of (a) any escrow or reserve required in connection with, or costs and expenses of the Company attributable to, such Capital Transaction, including, without limitation, any holdback escrow (or similar closing reserve or escrow, provided that, in each instance, all such reserves shall be deemed Capital Transaction Proceeds upon their subsequent release), Taxes, prepayment fees or penalties, brokerage fees, escrow fees, title costs and expenses, appraisal fees, consultant fees, audit and tax costs, closing costs and expenses including attorneys’ fees (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); and (b) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial LLC Budget or any subsequent Annual LLC Budget or otherwise approved by the Members.

1.11                    Carey Watermark.  “Carey Watermark” means Carey Watermark Investors Incorporated, a Delaware corporation.

1.12                    Cash Reserves.  “Cash Reserves” means such amounts as may be required pursuant to the terms of the Hotel Management Agreement.

1.13                    Co-Managing Member.  “Co-Managing Member” means AM or any replacement Co-Managing Member appointed pursuant to Section 9.1(a).

1.14                    Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15                    Company Minimum Gain.  “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain,” in the Regulations Section 1.704-2(d).

1.16                    CPI.  “CPI” means the Consumer Price Index (All Cities – All Items) (1982-84 = 100) or if such index is discontinued, the most comparable index of the prevailing rate of inflation for the jurisdiction in which the Hotel is situated as determined by the relevant Governmental Authority responsible for official economic statistics;

1.17                    CWI Parties.  “CWI Parties” means, collectively, CWI and its Affiliates, and each of their respective members, partners, shareholders, other principals, directors or officers.

1.18                    CW-OP. “CW-OP” means CWI OP, L.P., a Delaware limited partnership.

1.19                    Depreciation.  “Depreciation” means, with respect to any asset of the Company, for each Fiscal Year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year or other period, except that (a) if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis; and (b) if an asset has a zero adjusted basis for Federal income tax purposes, Depreciation shall be determined under any reasonable method selected by Managing Member which is in accord with Federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for Federal income tax purposes.

1.20                    Distributable Cash from Subsidiary Operations.  “Distributable Cash from Subsidiary Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the TRS SUB derived from the operation of the Property and received in cash during such Fiscal Year, or portion thereof, and reserves set aside out of revenues during prior periods and no longer needed for the TRS SUB’s business, less the sum of (a) operating and administrative expenses of the applicable Subsidiary including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service and partnership costs (as set forth in the Initial LLC Budget or any subsequent Annual LLC Budget), including all outstanding Member Loans; and (c) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial LLC Budget or any subsequent Annual LLC Budget or otherwise approved by the Members (i.e., all Cash Reserves).

1.21                    Expert.  “Expert” means an independent, neutral and impartial nationally recognized individual with a minimum of ten (10) years of experience in the hospitality industry in the area of expertise on which the dispute is based and qualified to resolve the issue in question; provided, however, that an Expert shall not include any individual who is, as of the date of appointment or within thirty-six (36) months prior to such date, (i) an employee, either directly or indirectly, of a Member or any of their respective Affiliates; (ii) a consultant to either Member or any of their respective Affiliates; and/or (iii) the owner of any debt or equity position in the Company, any Member or any of their respective Affiliates.

1.22                    Fiscal Year.  “Fiscal Year” means the calendar year.

1.23                    Governmental Authority.  “Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

1.24                    Hotel.  “Hotel” means the hotel currently known as The Westin Atlanta Perimeter North located at 7 Concourse Parkway, Atlanta, Georgia 30328.

1.25                    Hotel Management Agreement.  “Hotel Management Agreement” means that certain Management Agreement dated as of the date hereof by and between TRS SUB and Marcus Perimeter, LLC, a Wisconsin limited liability company.

1.26                    Indebtedness Lockout Period.  “Indebtedness Lockout Period” means, means the period commencing on the Effective Date and expiring on the date one hundred eighty (180) days prior to the Maturity Date (as defined in the Loan Agreement) of the Loan (as may be extended pursuant to and in accordance with the terms of the Loan Agreement).

1.27                    Initial Participation Percentage.  “Initial Participation Percentage” means, with respect to CWI, fifty-seven percent (57%), and with respect to AM, forty-three percent (43%).

1.28                    Intangible Property.  “Intangible Property” means all intangibles owned or used by the Company in the ownership and leasing of the Hotel.

1.29                    IRR.  “IRR” means the percentage rate that when utilized to calculate the present value of distributions made to a Member that causes the present value of such distributions to equal the present value of the Member’s Capital Contributions.  With respect to determining IRR, which shall be done using the XIRR function in Microsoft Office Excel, the following rules will be applied:

(a)                               The present value of a Member’s Capital Contribution made on the effective date of such Capital Contribution is the nominal amount of such capital;

(b)                              A Member will be deemed to have received a specified IRR with respect to any Capital Contributions only when that Member has received both a return of such Capital Contributions calculated from the date made to the date repaid plus a return on such Capital Contributions as determined pursuant to Sections 8.1 and 8.2, but distributions pursuant to Sections 8.1(b)(i), 8.1(b)(ii) and 8.1(c)(i) shall not be included in calculating IRR;

(c)                               For purposes of IRR calculations used herein, the annual percentage rate shall mean a per annum rate using monthly compounding (i.e., an annual stated IRR of, for example, eighteen percent (18%), shall mean eighteen percent (18%) as an effective annual rate arrived at by monthly compounding); and

(d)                              Solely for purposes of IRR calculations used herein, all items of contributions or inflows and all items of distributions or outflows used in such calculations shall be deemed to have been received or distributed on the last day of the calendar month in which they occur.

1.30                    Lender.  “Lender” means PCCP I, LLC, a Delaware limited liability company.

1.31                    Loan.  “Loan” means that certain leasehold mortgage loan in the original principal amount of Thirty Five Million Dollars ($35,000,000) made by Lender to the Company and TRS SUB and evidenced by that certain Promissory Note dated as of the date hereof by the Company and TRS SUB for the benefit of Lender and secured by (i) that certain Fee and Leasehold Deed to Secure Debt and Security Agreement dated as of the date hereof between the Company and TRS SUB, as grantors, and Lender, as grantee; and (ii) that certain Assignment of Leases and Rents dated as of the date hereof by the Company and TRS SUB, as assignors, to Lender, as assignee.

1.32                    Loan Agreement.  “Loan Agreement” means that certain Loan Agreement dated as of the date hereof between the Company and TRS SUB, as borrowers, and Lender, as lender.

1.33                    Loan Documents.  “Loan Documents” means and refers to the loan documents evidencing and relating to the Loan including, without limitation, the “Loan Documents” as defined in the Loan Agreement.

1.34                    Loan Costs.  “Loan Costs” means debt service payments and/or participation payments required pursuant to any financing or refinancing.

1.35                    Managing Member.  “Managing Member” means CWI or any replacement or successor Managing Member appointed in accordance with Section 9.1(a).

1.36                    Member.  “Member” means any Person admitted to the Company as a member in accordance with this Agreement, or a Person who has been admitted as a member pursuant to Applicable Law.  The Members of the Company and their respective Participation Percentages shall be reflected on Exhibit “A” attached hereto, as it may be amended from time to time.

1.37                    Member Nonrecourse Debt.  “Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.38                    Member Nonrecourse Debt Minimum Gain.  “Member Nonrecourse Debt Minimum Gain” means an amount, with respect each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.39                    Member Nonrecourse Deductions.  “Member Nonrecourse Deductions” means items of Company loss, deduction or Section 705(a)(2)(B) of the Code expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member to the extent that no other Member bears the economic risk of loss.

1.40                    Membership Interest.  “Membership Interest” means the interest of a Member in the Company.

1.41                    Net Distributable Cash.  “Net Distributable Cash” shall mean, for any Fiscal Year, or portion thereof, revenues of the Company derived from the lease of the Property or any other source and received in cash during such Fiscal Year, or portion thereof, and Company reserves set aside out of revenues during prior periods that are no longer needed for the Company’s business, including, without limitation, all Distributable Cash from Subsidiary Operations, less the sum of (a) lease and administrative expenses of the Company including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (b) debt service, partnership costs and/or operating expenses of the Company (as set forth in the Initial LLC Budget or any subsequent Annual LLC Budget), including the Asset Management Fee, all outstanding Member Loans and/or Deficit Loans (if any); and (c) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial LLC Budget or any subsequent Annual LLC Budget or otherwise approved by the Members (i.e., all Cash Reserves).

1.42                    Nonrecourse Deductions.  “Nonrecourse Deductions” means the Company deductions that are characterized as “nonrecourse deductions” pursuant to Regulations Section 1.704-2(b)(1).

1.43                    Nonrecourse Liability.  “Nonrecourse Liability” has the meaning ascribed to such term pursuant to Regulations Section 1.704-2(b)(3).

1.44                    Participation Percentage.  “Participation Percentage” of a Member shall mean that percentage set forth opposite such Member’s name on Exhibit “A”, as it may be amended from time to time.

1.45                    Permit.  “Permit” means all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.

1.46                    Permitted Transferee.  “Permitted Transferee” means (a) any Member; (b) any Affiliate of a Member; (c) a trust under which the distribution of the Membership Interest may be made only to beneficiaries who are Affiliates of such Member; provided, however, that any Permitted Transferee shall be subject to the additional condition that such Person meets the Qualified Transferee Requirements.

1.47                    Person.  “Person” means an individual, corporation, firm, partnership, limited liability company, trust or any other form of association or entity.

1.48                    Preservation Costs.  “Preservation Costs” means (a) all taxes, assessments, water, sewer or other similar rents, utilities, insurance premiums, Permit fees and charges, in each case which are regular, reoccurring and not within the control of the Company or the Hotel; and (b) expenditures necessary on an emergency basis to avoid material damage to the Hotel or injury to persons or property, whether or not provided for or within the amounts provided for in the Initial LLC Budget or any subsequent Annual LLC Budget for the Fiscal Year in question, as may reasonably be required to avoid or mitigate such damage or injury.

1.49                    Profits and Losses.  “Profits” and “Losses” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)                               Any tax-exempt income of the Company, not otherwise taken into account in computing taxable income or loss, shall be included in computing Profits or Losses;

(b)                              Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-

1(b)(2)(iv)(l)) and not otherwise taken into account in computing taxable income or loss, shall be subtracted from Profits or Losses;

(c)                               In the event the Book Value of any Company asset is adjusted pursuant to Section 1.8(b), Section 1.8(d) or Section 1.8(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                              Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)                               In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein;

(f)                                  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Account as a result of a distribution other than in liquidation of a Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                               Any items which are specially allocated pursuant to Exhibit “B” shall not be taken into account in computing Profits or Losses.

1.50                    Property.  “Property” means the Land, the Hotel, all personal property owned by the Company and/or otherwise presently situated at the Hotel (other than those owned by any tenant of the Hotel), the Intangible Property, and all other assets of the Company.

1.51                    Qualified Transferee Requirements.  “Qualified Transferee Requirements” means a Person who (i) has reasonably sufficient financial resources and liquidity to fulfill the transferring Member’s obligations under this Agreement; (ii) is not known in the community as being of bad moral character and has not been convicted of a felony in any state or Federal court; and (iii) is not an Affiliate of Persons who have been convicted of a felony in any state or Federal court.

1.52                    Regulations.  “Regulations” means the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

1.53                    Sale Lockout Period.  “Sale Lockout Period” means the period commencing on the Effective Date and expiring on October 1, 2015.

1.54                    Specially Designated National or Blocked Person.  “Specially Designated National or Blocked Person” means (a) a person or entity designated by the US Department of Treasury’s Office of Foreign Assets Control from time to time as “specially designated national or blocked person” or similar status; (b) a person or entity described in Section 1 of the US Executive Order 13224, issued September 23, 2001; or (iii) a person or entity otherwise identified by governmental authorities as a person or entity which either Party is prohibited from transacting business.  As of the Effective Date, a list of such designations and the text of the Executive Order are published at: www.ustreas.gov/office/enforecemtns/ofac.

1.55                    Subsidiary.  “Subsidiary” means any subsidiary of the Company, including, without limitation, TRS SUB.

1.56                    Tax(es).  “Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

1.57                    Tax Returns.  “Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

1.58                    Total Value.  “Total Value” means, for purposes of Section 10.3 and 10.4, a hypothetical amount representing the Offering Member’s (or, with respect to Section 10.4, the Member(s) exercising its rights thereunder) good faith estimate (at the time of delivering any Buy-Sell Notice) of the total cash value of the Company, after liquidation of all assets and (a) payment or reservation for payment of all standard and customary closing costs and/or liabilities to third parties (including, without limitation, all mortgage indebtedness or other indebtedness of the Company); and taking into account; (b) accruals and reserves related to such indebtedness, a statement of which shall be included in the written estimate; and (c) plus or minus, as the case may be, net prorations for revenues, expenses and other items related to the Company and the TRS SUB.

1.59                    Transfer.  “Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in a Member and/or Membership Interest in the Company; provided, however, any Transfer of all or any direct or indirect interest in CW-OP by the respective direct and indirect owners in CW-OP shall not be deemed a “Transfer” for purposes of this Agreement.

1.60                    TRS SUB.  “TRS SUB” means Atlanta Perimeter Hotel Operator, Inc., a Delaware corporation.

1.61                    Uniform System.  “Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

1.62                    Working Capital Shortfall.  “Working Capital Shortfall” means the amount of additional working capital required for the sole purpose of funding operating expenses pursuant to, and to the extent of such amounts as set forth in, any Approved Budget.

In addition, the following terms are defined in the Sections of this Agreement that are referenced alongside the terms:

Term	Section Reference for Definition

Act	Recital A
Adjusted Dilution Multiplier	Section 6.3(b)
Agreement AM Commitment Amount AM Initial Contribution	Preamble Section 6.1 Section 6.1
AM Mandatory Capital Contribution	Section 6.1
Applicable Adjustment Percentage	Section 6.3(b)
Applicable Price	Section 10.3(a)
Appraised Value	Section 10.4(d)(i)
Annual LLC Budget	Section 9.2(c)
Approved Contracts	Section 9.2(a)(v)
AREP	Section 10.4(a)
Asset Management Fee	Section 9.6
Audited Financial Request	Section 12.3(a)
Business	Section 4
Buy-Sell Notice	Section 10.3(a)
Capital Account	Section 7.1(a)
Cash Notice	Section 6.3(a)
Certificate	Recital A
Closing Date	Section 10.3(a)
Company	Recital A
Contributing Members	Section 6.3(b)
CWI	Preamble
CWI Initial Contribution	Section 6.1
CWI Law Firm	Section 18.3
CWI Preferred Return Debt Deficiency Amount	Section 8.1(b)(iii) Section 9.15(g) Section 6.3(b)
Deficit Loan	Section 6.3(c)
Deposit	Section 10.3(a)
Discussion Period	Section 9.11(b)(i)
Effective Date	Preamble
Exchange Act	Section 5.7

GDR	Section 9.10
Guarantor Impasse	Section 9.15(j) Section 9.4(c)
Indemnitee	Section 9.13(c)
Indemnitor	Section 9.13(c)
Indemnity Obligations	Section 9.13(b)
Initial Capital Contributions	Section 6.1
Initial LLC Budget	Section 9.2(c)
Liquor Licenses	Section 9.10
LiquorCo	Section 9.10
Loan Cost Request	Section 6.3(b)
Major Decisions	Section 9.4(b)
Managing Parties	Section 9.13(a)
Mandatory Capital Contribution	Section 6.3(a)
Marcus Interest	Section 10.4(a)
Member	Preamble
Member Loan	Section 6.3(a)
Non-Contributing Member Operating Lease	Section 6.3(b) Recital D
Operator	Section 9.5
Owner Pre-Closing Liabilities Cap Project Management Agreement Project Management Fee	Section 9.5 Section 9.13(b) Section 9.7 Section 9.7
Purchase Agreement Put Closing Put Closing Date Put Exercise Notice Put Price Put Price Dispute Notice Put Right REIT	Recital C Section 10.4(b) Section 10.4(b) Section 10.4(a) Section 10.4(a) Section 10.4(a) Section 10.4(a) Section 5.5
Renovation	Section 9.7
Required Amount	Section 6.3(a)
Responding Member	Section 10.3(a)
Responding Member’s Purchase Price	Section 10.3(a)
Response Notice	Section 10.3(a)
Sale Member	Section 10.4
Securities Act	Section 5.7
SOX	Section 5.7
Special Allocations	Section 7.1(b)
Tax Matters Partner	Section 12.4

2.                                    FORMATION OF LIMITED LIABILITY COMPANY.  The Company is formed as a limited liability company pursuant to the provisions of the Act and upon the filing of the

Certificate with the Secretary of State of the State of Delaware.  The rights and liabilities of all Members shall be as provided under the Act, the Certificate and this Agreement.

3.                                    NAME AND PLACE OF BUSINESS.

3.1                            Name.  The name of the Company shall be “CWI-AM Atlanta Perimeter Hotel, LLC.”

3.2                            Principal Place of Business.  The principal office of the Company shall be 272 E. Deerpath Road, Suite 320, Lake Forest, Illinois 60045.  Managing Member may change the Company’s place of business at any time.

3.3                            Members.  Unless and until substituted Members are admitted pursuant to the terms of Article 10, CWI and AM shall be the only Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate, or this Agreement.  Except as otherwise expressly provided herein, no Member may be removed as a Member of the Company without such Member’s prior written approval.

4.                                    PURPOSE.  The purpose of the Company shall be to (a) own one hundred percent (100%) of TRS SUB; (b) own, lease, finance, and renovate the Property; and (c) engage in any and all general business activities related or incidental to clause (a) and/or (b) to the extent permitted under the Act (collectively, the “Business”).  The Company shall not engage in any other business or activity without the unanimous consent of the Members.

5.                                    TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS.

5.1                            Term.  The Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until terminated as herein provided or by operation of law.

5.2                            Filings.  Managing Member shall execute, deliver and file any amendments to and/or restatements of the Certificate as Managing Member deems necessary and shall file any documents required for the Company to qualify to do business in Georgia and in any other jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate.  Managing Member shall cause appropriate fictitious business name and like statements to be filed and published for the Company if and as required for the proper conduct of the Business.

5.3                            Agent for Service of Process.  The name and address of the agent for service of process of the Company designated on the Certificate is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The agent for service of process of the Company may be changed from time to time by Managing Member, subject to Applicable Law.

5.4                            Considered a Partnership for Tax Purposes.  The Members intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and/or any comparable provision of applicable state law, beginning as of the Effective Date, the Company will be treated as a partnership for Federal, state and local income tax purposes.  Each Member agrees not to make or attempt to make an election under Section 761 of the Code or to be excluded from the application of Subchapter K or from the application of any comparable provisions of applicable state law.  The Company and the Members shall not elect classification of the Company for Federal tax purposes as other than a partnership under Regulations Section 301.7701-3 or for state and/or local tax purposes under such comparable provisions of applicable state or local law.

5.5                            Protection of REIT Status.  The Members acknowledge that CWI is an Affiliate of Carey Watermark, which is a real estate investment trust (“REIT”), and the Managing Member agrees to manage the Company (and any other entity in which the Company owns an interest) in a manner (i) that enables Carey Watermark to qualify as a REIT within the meaning of Section 856 of the Code; and (ii) that recognizes the income, asset and operating requirements of the Code that are applicable to a REIT under Sections 856 through 860 of the Code to the extent possible.  In connection therewith, the Members acknowledge and agree to cooperate with Managing Member’s obligations hereunder and not take any action in contravention hereof.  Therefore, the Company shall conduct its operations in accordance with the following limitations:

(a)                               The Business and affairs of the Company will be managed in a manner that does not cause Carey Watermark to be disqualified as a REIT under the Code or incur any amount of tax pursuant to Section 856, 857 or 4981 of the Code;

(b)                              The Company and its Subsidiaries shall not render any services to any lessee or sublessee or any customer thereof, either directly or through an “independent contractor” within the meaning of Section 856(d)(3) of the Code, if the rendering of such services would cause all or any part of the rents received by the Company or its Subsidiaries to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;

(c)                               The Company and its Subsidiaries shall not directly or indirectly own (taking into account the attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total number of shares of all classes of stock, ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the assets or net profits of any lessee or sublessee of all or any part of any of the Property or other Company property, other than a lessee Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(d)                              No lease or sublease of any space at the Hotel or any other Company or Subsidiary property shall provide for any rent based in whole or in part on the “income or profits” derived by any lessee or sublessee from such property within the meaning of Section 856(d)(2)(A) of the Code;

(e)                               The Company and its Subsidiaries shall not own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code) other than securities of a subsidiary, including, without limitation, the TRS SUB that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(f)                                  The TRS SUB or any other Subsidiary that is treated as a corporation under the Code (other than a “real estate investment trust”) shall make an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(g)                               The TRS SUB or any other Subsidiary that has made an election to be treated as a “taxable REIT subsidiary” under the Code shall not directly or indirectly operate a “lodging facility” or a “health care facility” as such terms are defined in Section 856 of the Code but rather shall use, to operate any “lodging facility,” an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code (e.g., without limitation, such contractor must be actively engaged in the trade or business of operating “qualified lodging facilities” for Persons other than those that are related to the TRS SUB, the Company or Carey Watermark), provided that, in the case of any “lodging facility,” no gambling activities are conducted on the premises and no gambling revenues are generated by the facility;

(h)                               Neither the Company, its Subsidiaries, nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than one percent (1%) of income not described in Section 856(c)(2) of the Code or more than ten percent (10%) of income not described in Section 856(c)(3) of the Code, or cause any significant part of the Company assets to consist of assets other than “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code;

(i)                                   The Company shall distribute to the Members during each calendar year an amount of cash mutually agreed upon by the Members, but in no event in an amount less than that which is necessary to comply with REIT requirements, to be made to the Members with respect to such Fiscal Year at the times required to prevent the imposition of an excise tax under Section 4981 of the Code; provided, however, that if each such Member’s distributable share of any Net Distributable Cash and/or Capital Transaction Proceeds and its distributable share of any funds maintained in the Company reserves are insufficient to meet the aforesaid distribution requirement with respect to such Member, then the Company shall have satisfied the foregoing distribution requirement with respect to such Member upon distributing to it such Member’s distributable share of Net Distributable Cash and/or Capital Transaction Proceeds and funds maintained in the Company reserves.  In no event shall the Company be required to borrow funds, nor shall any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing distribution requirement.  The foregoing provisions of this subsection shall not, however, adversely affect the Net Distributable Cash and/or Capital Transaction Proceeds; or

(j)                                  The Company and its Subsidiaries shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

The Members acknowledge that the foregoing are the current guidelines applicable to the qualification of real estate investment trusts.  If any of the requirements to qualify for “real estate investment trust” status are changed, then upon CWI’s delivery of written notice to AM (or

Managing Member, if CWI ceases to be Managing Member) describing such changes, such changes shall be deemed incorporated herein, and this Section 5.5 shall be deemed amended as necessary to incorporate such changed real estate investment trust requirements.

5.6                            Dispute Resolution Regarding REIT Compliance.  Notwithstanding anything to the contrary set forth in Sections 9.4, 9.11 or elsewhere in this Agreement, any dispute over whether an activity of the Company or the TRS SUB is in violation of Section 5.5 shall be determined in the sole and absolute discretion of CWI, provided that any additional out-of-pocket expenses to the Company resulting therefrom will be borne by CWI.

5.7                            Sarbanes-Oxley Compliance.  The Company and the TRS SUB shall take all actions necessary to comply with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”).  Managing Member, Co-Managing Member and any principal executive officer of the Company and the principal financial officer of the Company shall make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  The Company does not have outstanding, or has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  Neither the Company nor any of the TRS SUB has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.  The costs and expenses of any actions taken pursuant to this Section 5.7 shall be borne by the Company or the TRS SUB, as applicable, so long as such actions are taken for the benefit of the Company or such TRS SUB and not for the Members or their Affiliates (which costs and/or expenses shall be the sole obligation of such Member or its Affiliate).

6.                                    CONTRIBUTIONS AND LOANS.

6.1                            Initial Contributions.  Pursuant to the terms and conditions of this Agreement, (a) CWI has made a Capital Contribution in the amount of Twelve Million Three Hundred Fifty-Five Thousand Seven Hundred Twenty-Seven Dollars ($12,355,727) (the “CWI Initial Contribution”) in exchange for an interest in the profits and losses of the Company as described herein; and (b) AM has made a Capital Contribution in the amount of Two Million Twenty-Three Thousand Ninety-Two Dollars ($2,023,092) (the “AM Initial Contribution” and together with the CWI Initial Contribution, the “Initial Capital Contributions”) in exchange for an interest in the profits and losses of the Company as described herein.  Notwithstanding the foregoing, in addition to the AM Initial Capital Contributions of the Members, AM has unconditionally and irrevocably committed to contribute an additional Seven Million Two Hundred Ninety-Seven Thousand Eight Hundred Ninety-Five Dollars ($7,297,895) (the “AM Commitment Amount”) as an Additional Capital Contribution (the “AM Mandatory Capital Contribution”) to be funded as and when due and owing pursuant to an approved renovation budget, as may be amended from time to time.  None of the Initial Capital Contributions will be distributed to any Member, in such Member’s capacity as a Member.  Each Member’s initial Capital Account balance shall be reflected on Exhibit “A.”  All or a portion of the AM

Commitment Amount, as applicable, shall be due and owing from time to time within five (5) Business Days after delivery by Managing Manager to AM of a written request therefor as and when such amount(s) are then required to be applied to fund the Renovation, together with a brief description of the costs to which such amounts are anticipated to be applied and the parties to whom such amounts are to be paid (the “AM Contribution Request”).  In the event that AM fails to make such AM Mandatory Capital Contribution(s) within such five (5) Business Days after receipt of the respective AM Contribution Request, AM shall be obligated to pay to the Company liquidated damages equal to One Thousand Dollars ($1,000) per day for the first ten (10) days after the date due, and Five Thousand Dollars ($5,000) per day thereafter until the required portion(s) of the AM Mandatory Capital Contribution is paid in full.  In connection with AM’s obligation to make the AM Mandatory Capital Contributions, Arden Real Estate Partners I, L.P., a Delaware limited partnership, and Marcus Hotels, Inc., a Delaware corporation, each an affiliate of AM, shall execute and deliver to the Company and CWI a payment guaranty, jointly and severally guaranteeing payment of the AM Mandatory Capital Contributions up to the AM Commitment Amount.

6.2                            Use of Funds.  The Initial Capital Contributions shall be used by the Company in strict accordance with the statement of sources and uses attached hereto as Schedule 1.

6.3                            Additional Contributions or Loans.

(a)                               Except for the Initial Capital Contributions and the AM Commitment Amount as set forth in Section 6.1 and as otherwise required pursuant to this Section 6.3, the Members shall not be required to make any additional Capital Contributions or loans to the Company in addition to the Initial Capital Contributions.  If Managing Member reasonably determines that the Members shall make additional Capital Contributions or loans to the Company to fund a Working Capital Shortfall or a Preservation Cost of the Company or the TRS SUB (each, in the case of Working Capital Shortfalls, a “Mandatory Capital Contribution” and in the case of Preservation Cost, a “Member Loan”), then such Mandatory Capital Contribution or Member Loan shall be contributed or made, as applicable, by the Members in accordance with their respective Initial Participation Percentage.  Managing Member shall deliver a notice (a “Cash Notice”) to each Member setting forth the amount of cash required from such Member (a “Required Amount”).  Within the twenty (20) day period following the date of receipt by a Member of a Cash Notice, the Member shall contribute to the Company its Required Amount.

(b)                              If a Member (the “Non-Contributing Member”) shall fail to advance all or any part of its Required Amount within twenty (20) days after the date a Cash Notice is given pursuant to Section 6.3(a), the other Member which has funded its respective Required Amount (the “Contributing Member”) may elect (in its sole and absolute discretion), within ten (10) days after the Non-Contributing Member’s failure to fund, to advance directly to the Company the Required Amount not advanced by the Non-Contributing Member (the “Deficiency Amount”); provided that, if the Non-Contributing Member fails to fund (i) a Mandatory Capital Contribution for Working Capital Shortfalls, a Contributing Member may fund the Deficiency Amount as a loan to the Non-Contributing Member (which shall be treated as an additional Capital Contribution by the Non-Contributing Member of the Deficiency

Amount) (a “Deficit Loan”); or (ii) a Member Loan for Preservation Costs a Contributing Member may advance a Capital Contribution to the Company equal to the Deficiency Amount whereupon the Participation Percentage of the Members shall be recalculated to (A) increase the Contributing Member(s)’ collective Participation Percentage by the Applicable Adjustment Percentage (as defined below) and increasing their aggregate Capital Accounts by the product of the Deficiency Amount and the Dilution Multiplier (as defined below), with such increases in Participation Percentage and Capital Accounts to be allocated to the Contributing Members(s) pro rata based on the portion of the Deficiency Amount owed to each Contributing Member, and (B) reduce the Non-Contributing Member’s Participation Percentage by the Applicable Adjustment Percentage and decrease its Capital Account by the product of the Deficiency Amount and the Dilution Multiplier.  The “Applicable Adjustment Percentage” shall mean the fraction, expressed as a percentage, in which the numerator is an amount equal to the Dilution Multiplier (or, in the case of Section 6.3(f), the Adjusted Dilution Multiplier) times the Deficiency Amount, and the denominator is the sum of the Member’s total Capital Contribution (taking into account the additional Capital Contributions funded by the Contribution Member(s)).  The “Dilution Multiplier” shall mean 1.5.  Any reduction in the Non-Contributing Member’s Participation Percentage and increase in the Contributing Member(s) Participation Percentage in accordance with this Section 6.3(b) shall not affect the Members’ Initial Participation Percentages, and the Non-Contributing Member and the Contributing Member(s) shall remain obligated to make any additional Capital Contributions in accordance with their respective Initial Participation Percentages.

(c)                               Each Deficit Loan shall bear interest at the annual rate equal to the lesser of (i) eighteen percent (18%), compounded monthly, or (ii) the highest interest rate permitted by applicable law, and shall be repaid within ten (10) days following demand by the Contributing Members upon the Non-Contributing Member, or until demand is made, by payment directly by the Company to the Contributing Members of any distributions otherwise due the Non-Contributing Member pursuant to the other Sections of this Agreement; provided, however, that for Capital Account maintenance purposes, such amount shall be deemed distributed to the Non-Contributing Member (with a corresponding reduction to its Capital Account) followed by the repayment by the Non-Contributing Member to the Contributing Member.  Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.  Any Deficit Loan will be recourse to the Non-Contributing Member’s right to distributions pursuant to this Agreement and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in this Section 6.3.  For avoidance of doubt, no Deficit Loan shall be considered a Capital Contribution by the Contributing Member for purposes of this Agreement or increase such Contributing Member’s Capital Account.

(d)                              Notwithstanding any of the foregoing, the Members agree that in the event that CWI makes a Member Loan and/or Deficit Loan, the Member Loan and/or Deficit Loan, as applicable, may be structured in a manner that causes the REIT to comply with the requirements of Section 5.5.

(e)                               Each Member Loan shall bear interest at the annual rate equal to the lesser of (i) fifteen percent (15.0%), compounded monthly, or (ii) the highest interest rate permitted by applicable law.  Member Loans, and all interest thereon, will be repaid in full prior to any distribution pursuant to Sections 8.1 and 8.2

(f)                                  Notwithstanding anything to the contrary set forth in this Section 6.3, if Managing Member reasonably determines that the Members shall make additional Capital Contributions to the Company to fund Loan Costs, then Managing Member shall deliver a notice (a “Loan Cost Request”) to each Member setting forth the amount of cash required from each Member as necessary to pay the Loan Costs in question; provided, however, such additional Capital Contributions shall not be Mandatory Capital Contribution.  In the event that a Member elects not to contribute to the Company the amounts set forth in the applicable Loan Cost Request, the other Member (which has funded its respective Loan Cost Request) shall have the option (in its sole and absolute discretion), as its sole remedy, to advance a Capital Contribution to the Company equal to the Non-Contributing Member’s applicable portion of the Loan Costs not funded (as set forth in the respective Loan Cost Request) whereupon the Participation Percentage of the Members shall be recalculated to (A) increase the Contributing Member(s)’ collective Participation Percentage by the Applicable Adjustment Percentage and increasing their aggregate Capital Accounts by the product of the Loan Costs funded by the Contributing Member and the Adjusted Dilution Multiplier (as defined below), with such increases in Participation Percentage and Capital Accounts to be allocated to the Contributing Members(s) pro rata based on the portion of the Loan Costs owed to each Contributing Member, and (B) reduce the Non-Contributing Member’s Participation Percentage by the Applicable Adjustment Percentage and decrease its Capital Account by the product of the Loan Costs funded by the Contributing Member and the Adjusted Dilution Multiplier.  The “Adjusted Dilution Multiplier” shall mean 1.25.  Any reduction in the Non-Contributing Member’s Participation Percentage and increase in the Contributing Member(s) Participation Percentage in accordance with this Section 6.3(f) shall not affect the Members’ Initial Participation Percentages, and the Non-Contributing Member and the Contributing Member(s) shall remain obligated to make any additional Capital Contributions in accordance with their respective Initial Participation Percentages.

6.4                            Interest on Contributions.  No interest shall be paid by the Company on any Capital Contribution made by any Member to the Company.

6.5                            Return of Contributions.  Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any distributions, except as a result of dissolution.  No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.

7.                                    CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES.

7.1                            Capital Accounts.

(a)                               The Company shall maintain a separate capital account (“Capital Account”) for each Member.

(b)                              The Capital Account of each Member shall be maintained in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations and the special allocations set forth in Sections (a) through (i) of Exhibit “B” attached hereto shall apply (the “Special Allocations”).

(c)                               Each Member’s Capital Account shall be adjusted in accordance with the following provisions:

(i)                         To each Member’s Capital Account there shall be credited (A) the amount of any cash Capital Contributions made, and the Book Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (B) such Member’s allocable share of Profits and other items of income and gain allocated to such Member; and

(ii)                      To each Member’s Capital Account there shall be debited (A) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (B) such Member’s allocable share of Losses and other items of income and gain allocated to such Member.

(d)                              In the event of a Transfer of a Member’s Membership Interest, or any portion thereof, in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Member’s Membership Interest, or any portion thereof, shall acquire the Capital Account, or any portion thereof, of the Member formerly owning such Membership Interest, adjusted for distributions of Net Distributable Cash and/or Capital Transaction Proceeds made pursuant to Section 8 and allocations of Profits and Losses made pursuant to Section 7.2.

7.2                            Allocation of Profits and Losses.  After giving effect to the Special Allocations set forth in Exhibit “B” attached hereto, Managing Member shall cause the Company to allocate Profits and Losses in respect of each Fiscal Year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account by the Members separately under Section 702(a) of the Code, which are included in the computation of such Profits and Losses for such year) to the Members in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to the excess of:

(a)                               the distributions that would be made to that Member pursuant to Section 11.2(a)(iii) if:

(i)                         the Company were dissolved, its affairs wound up and its assets sold for an amount of cash equal to their Book Values;

(ii)                      all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and

(iii)                   the assets of the Company were distributed to the Members in accordance with Section 11.2(a)(iii) immediately after making such allocation; over

(b)                              the sum of (i) the Member’s respective share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets described in Section 7.2(a).

7.3                            Other Allocation Rules.

(a)                               For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by Managing Member, using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)                              Credits, or income resulting from the recapture of credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.

(c)                               Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes (i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.) the items of income or loss of the Company allocable to each Member shall include, to the extent possible, its pro rata share of each such item; provided, however, in making allocations of depreciation recapture under Section 1245 or Section 1250 of the Code, or unrecaptured Section 1250 gain under Section 1(h) of the Code, principles consistent with those of Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.

(d)                              The Members are aware of the income tax consequences of the allocations made by this Article 7 and Exhibit “B” attached hereto and hereby agree to be bound by the provisions of this Article 7 and Exhibit “B” attached hereto in reporting their shares of Company income and loss for income tax purposes.

(e)                               If the Book Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for Federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

7.4                            Tax Allocations.

(a)                               Except as provided in Section 7.4(b), items of Company income, gain, loss, deduction and credit shall be allocated, for Federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions and credits among the Members under Section 7.2.

(b)                              In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with such method as selected by the Members.  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with such method as selected by the Managing Member.  To achieve the foregoing intent the Company shall use the remedial method under Section 704(c) of the Code and the Regulations promulgated thereunder.

8.                                    DISTRIBUTIONS.

8.1                            Distribution of Distributable Cash (Other than From Capital Transactions).

(a)                               The Company shall distribute all available Net Distributable Cash in accordance with this Section 8.1.  Unless otherwise authorized by the Members, all Net Distributable Cash shall be distributed from the TRS SUB directly to the Company and shall be deemed part of the Company’s Net Distributable Cash.  The Company shall cause, on a regular, reoccurring basis (but in no event less often than quarterly within the quarter), the TRS SUB to distribute all of its Net Distributable Cash to the Company so it in turn can be distributed by the Company to the Members in accordance with this Agreement.

(b)                              Commencing on the Effective Date through and including December 31, 2014, subject to Section 6.3(c) and Section 8.3, Net Distributable Cash of the Company shall be distributed from time to time, but no less frequently than quarterly to the Members as follows:

(i)                         First, effective only upon commencement of Fiscal Year 2013, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(b)(i) as to have earned cumulative annual distributions of Fifty Thousand Dollars ($50,000);

(ii)                      Second, effective only upon commencement of Fiscal Year 2013 (and then only for Fiscal Year 2013), one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(b)(ii) as to have earned cumulative annual distributions of ($75,000) during Fiscal Year 2013;

(iii)                   Third, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(b)(iii) as to have earned a cumulative (compounded annually) annual return of eight and one-half percent (8.5%) on the aggregate amount of Capital Contributions actually made by CWI as of the date such distribution is made (the “CWI Preferred Return”);

(iv)                  Fourth, one hundred percent (100%) to AM, until AM has received cumulative distributions pursuant to this Section 8.1(b)(iv) as to have earned a cumulative annual return of eight and one-half percent (8.5%) on the aggregate amount of Capital Contributions actually made by AM as of the date such distribution is made; and

(v)                     Thereafter, to the Members pro rata in proportion to their respective aggregate amount of Capital Contributions actually made as of the date such distribution is made.

For example purposes only, a sample calculation of the distributions of Net Distributable Cash under this Section 8.1(b) is attached hereto as Exhibit “C.”

(c)                               Commencing on January 1, 2015 and thereafter for the term of the Agreement, subject to Section 6.3(c) and Section 8.2, Net Distributable Cash of the Company shall be distributed from time to time, but no less frequently than quarterly to the Members as follows:

(i)                         First, one hundred percent (100%) to CWI, until CWI has received cumulative distributions pursuant to this Section 8.1(c)(i) as to have earned cumulative annual distributions equal to one-half percent (0.5%) of Total Revenues (as defined in the Hotel Management Agreement) during the then applicable Fiscal Year;

(ii)                      Second, to the Members pro rata in accordance with their respective Capital Contributions actually made as of the date thereof until CWI and AM have each received cumulative distributions pursuant to this Section 8.1(c)(ii) as to have each earned a non-cumulative annual return of nine percent (9%) on the respective Member’s aggregate amount of Capital Contributions actually made as of the date such distribution is made;

(iii)                   Third, to the Members pro rata in accordance with their respective Capital Contributions actually made as of the date thereof until CWI has received cumulative distributions pursuant to Section 8.1(b)(iii) and this Section 8.1(c)(iii) as to have earned the CWI Preferred Return during the period from the Effective Date through and including December 31, 2014 on the aggregate amount of Capital Contributions actually made by CWI during the applicable Fiscal Years commencing on the Effective Date through and including December 31, 2014, respectively;

(iv)                  Fourth, one hundred percent (100%) to AM until AM has received cumulative distributions pursuant to Section 8.1(b)(iv), Section 8.1(c)(iii) and this Section 8.1(c)(iv) as to have earned a cumulative annual return during the period from the Effective Date through and including December 31, 2014 equal to eight-and-a-half percent (8.5%) on the aggregate amount of Capital Contributions actually made by AM during the applicable Fiscal Years commencing on the Effective Date through and including December 31, 2014, respectively; and

(v)                     Thereafter, to the Members pro rata in proportion to their respective aggregate amount of Capital Contributions actually made as of the date such distribution is made.

For example purposes only, a sample calculation of the distributions of Net Distributable Cash under this Section 8.1(c) is attached hereto as Exhibit “C.”

(d)                              The Members intend that the Initial LLC Budget and any subsequent Annual LLC Budget shall include, as an expense item, such reasonable and customary Company or TRS SUB reserves to be mutually agreed upon by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of impairing such Company and/or TRS SUB reserves.  The amount of the reserves for each Fiscal Year shall be determined by Managing Member at the time that it presents any draft budget each year to Co-Managing Member, but the approval of such reserves shall be a Major Decision.

(e)                               Notwithstanding any other provision to the contrary, upon the approval of the Members, the Company may withhold from any amount otherwise distributable to the Members any taxes payable by the Company with respect to amounts allocable or distributable to any Member.  Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.

8.2                            Distributions of Cash from Capital Transactions.  Subject to Section 6.3(c) and Section 8.3, Capital Transaction Proceeds shall be distributed following a Capital Transaction, as follows:

(a)                               First, to the Members pro rata in proportion to their respective aggregate Capital Contributions as of the date of such dissolution until CWI and AM have each received cumulative distributions pursuant to Sections 8.1(b), 8.1(c) (in each case, expressly excluding distributions under Sections 8.1(b)(i), 8.1(b)(ii) and/or 8.1(c)(i)) and this Section 8.2(a) as to have each earned an eighteen percent (18%) IRR; and

(b)                              Thereafter, seventy-five percent (75%) to the Members pro rata in proportion to the respective Member’s aggregate amount of Capital Contributions actually made as of the date such distribution is made, and twenty-five percent (25%) to AM.

8.3                            To Whom Distributions Are Made.  Unless named in this Agreement or unless admitted as a Member as provided in this Agreement, no Person shall be considered a Member in the Company.  Any distribution by the Company to the Person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Company and the Members of all liability to any other Person who may be interested in such distribution by reason of an assignment by a Member or for any other reason.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

9.                                    MANAGEMENT.

9.1                            Managing Member.

(a)                               Managing Member shall, subject to the limitations set forth in Sections 9.3 and 9.4, be empowered to set policy for and to make all decisions in respect of the Company and to make all decisions regarding those matters, and to perform any and all other acts or activities incident thereto.  CWI shall serve as Managing Member until its removal which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Managing Member from the Company; (ii) the judgment or final adjudication (in a procedure described in this Section 9.1) of Managing Member as having committed fraud, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement which has a material adverse effect on the Company; or (iii) the filing by Managing Member of a voluntary petition in Bankruptcy or the failure by Managing Member to cause an involuntary filing of Bankruptcy against Managing Member to be dismissed within one hundred twenty (120) days after the filing thereof; or (iv) the gift, assignment, hypothecation, sale or other transfer of one hundred percent (100%) of CWI’s direct Membership Interests in the Company or the closing of any purchase of one hundred percent (100%) of CWI’s Membership Interest by AM pursuant to and in accordance with Section 10.3.  Managing Member’s service may not be terminated in any other way.  Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud, theft or misappropriation of funds by Managing Member, the removal of Managing Member shall be the Members’ sole and exclusive remedy and all other rights and remedies are hereby and irrevocably waived by the Members.

(b)                              If a Member believes that Managing Member has committed fraud, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement, such Member may deliver written notice to Managing Member setting forth in reasonable detail the basis for that determination and, if Managing Member does not resign, submit the same to arbitration pursuant to Section 9.11.  Upon a final decision or judgment of the arbitrator(s) that Managing Member committed fraud, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement (but expressly excluding the acts of a rogue employee of Managing Member who was not acting at the express direction of Managing Member), Managing Member shall be removed as Managing Member.  During the period from the delivery of written notice to Managing Member that Managing Member has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds, until the final determination of the arbitrator, the authority of Managing Member shall be suspended, and the unanimous approval of the Members shall be required for any payments or other actions to be taken by Managing Member hereunder.

9.2                            Duties and Responsibilities of Managing Member.

(a)                               Except as set forth in Sections 9.3 and 9.4, or as otherwise delegated to Co-Managing Member pursuant to the terms of this Agreement, Managing Member shall be responsible for, and is hereby authorized to use its good faith efforts to perform the following acts to the extent necessary to carry out the business affairs of the Company under this Agreement:

(i)                         Protect and preserve the titles and interests of the Company with respect to any assets owned directly or indirectly by the Company including, without limitation, the Hotel;

(ii)                      Pay all property taxes and assessments, ground rents, rents and other impositions applicable to the Hotel and/or such other assets owned by the Company;

(iii)                   Execute and/or modify on behalf of the Company, such Approved Contracts and other documents relating to the ownership of the Hotel;

(iv)                  Make payments approved under any Approved Budget, the Initial LLC Budget or any subsequent Annual LLC Budget.  Each bank or other institution with which any account of the Company is maintained shall specifically recognize the right of Managing Member to add or delete the signature rights of any of the Members;

(v)                     Supervise the performance of and under any agreements or contracts approved as part of the Approved Budget, Initial LLC Budget and each subsequent Annual LLC Budget (the “Approved Contracts”); provided, however, if CWI is removed as Managing Member pursuant to the provisions hereof, then a successor Managing Member shall take no action and shall have no rights to act on behalf of “Operator” under the Hotel Management Agreement, if and as such rights are expressly reserved by CWI pursuant to Section 9.5;

(vi)                  Obtain and maintain (or cause the applicable third parties to maintain) any and all requisite permits, licenses or entitlements necessary for the operation of the Company (including, without limitation, for the ownership and operation of the Hotel, all licenses required for the sale and services of alcoholic beverages) and management and maintenance of the Hotel; and

(vii)               Maintain insurance for the Company in accordance with Section 12.6.  Managing Member shall obtain quotes for the insurance coverages appropriate for the activities being conducted at the Hotel from time to time, and prior to the expiration or renewal of any coverages then in effect, with the intention that the insurance obtained and maintained shall be the most favorable to the Company, as reasonably determined by Managing Member.

(b)                              Necessary Time.  Managing Member will devote such time, effort and skill to the business of the Company (or to the business of the Company owning the Hotel) as Managing Member reasonably deems necessary.

(c)                               LLC Budgets.  Each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2013, Managing Member shall prepare an annual business plan and operating budget for the Company (as distinguished from the budgets prepared by Operator pursuant to the Hotel Management Agreement) including Managing Member’s good faith estimates of all partnership costs including, without limitation, estimated costs and expenses of any audits, compliance costs and/or third-party fees, costs and expenses.  Each draft budget shall be delivered to Co-Managing Member not later than thirty (30) calendar days before the beginning of the Fiscal Year in question.  The approval of any draft budget shall be a Major Decision pursuant to Section 9.4(b).  Once a draft budget is approved, it shall be the “Annual LLC Budget” for the Company for the Fiscal Year in question.  The “Initial LLC Budget” for the partial Fiscal Year 2012 shall be prepared promptly after execution of this Agreement and submitted to the Co-Managing Member for approval as a Major Matter.

(d)                              Affiliate Transactions.  In performing its obligations under this Agreement, Managing Member from time to time may use the services of one or more Affiliates, provided that Managing Member shall fully disclose such affiliation to or interest in such transaction to the Company and such Affiliate shall be engaged at a market fee consistent with that which would be obtained from a third-party in a bona fide arms-length transaction.

9.3                            Actions by Managing Member.

(a)                               In addition to the duties and responsibilities of Managing Member described in Section 9.2, and except as expressly set forth to the contrary, subject to the limitations of the Initial LLC Budget or the subsequent Annual LLC Budgets and those Major Decisions set forth in Section 9.4(b), as applicable, Managing Member shall have control over all decisions of the Company and may exercise any and all rights of the Company without the consent of the other Members, including, without limitation, the following actions:

(i)                         Approve or consent to any binding agreements or contracts (whether written or oral) regarding the Hotel, including, without limitation, any acquisitions, development plans, budgets or capital improvements;

(ii)                      In accordance with the Initial LLC Budget and any subsequent Annual LLC Budget or as required pursuant to the Hotel Management Agreement, retain or employ, and coordinate the services of, any employees, supervisors, architects, engineers, general contractor, property manager, attorneys and other persons (but expressly excluding accountants) to carry out the business of the Company;

(iii)                   In accordance with the Initial LLC Budget or any subsequent Annual LLC Budget or as otherwise required pursuant to the terms and conditions of the Hotel Management Agreement, enter into any contract in the name of or for the benefit of the Company;

(iv)                  Acquire any real or personal property for the Company, to the extent expressly authorized pursuant to the Initial LLC Budget or any subsequent Annual LLC Budget or as otherwise required pursuant to the terms and conditions of the Hotel Management Agreement, and sell or dispose any personal property in the ordinary course;

(v)                     Sell, transfer or otherwise dispose of any of the assets of the Company at any time, (A) so long as expressly authorized pursuant to the Initial LLC Budget or any subsequent Annual LLC Budget; or (B) so long as the sale or disposal of personal property is in the ordinary course (i.e., at the end of such asset’s useful life);

(vi)                  Retain legal counsel for the Company, the Hotel in connection with any matter involving an uninsured claim;

(vii)               Initiate or settle any litigation of Two Hundred Fifty Thousand Dollars ($250,000) or less on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(viii)            Incur costs and/or expenses on behalf of the Company, acting in good faith, in excess of or in amounts different than those amounts reflected in (A) the Approved Budget; and (B) the Initial LLC Budget or any Annual LLC Budget provided that such excess amount does not require the Members to make an additional Capital Contribution (but expressly excluding any additional Capital Contributions required for Preservation Costs and/or a Working Capital Shortfall which shall not be subject to any of the limitations of this clause (viii));

(ix)                  Settle any insurance claim on behalf of the Company;

(x)                     Enter into any service contracts or engage any third party consultant;

(xi)                  Approve or effectuate any program of insurance for the Company, the Hotel or any of the foregoing;

(xii)               Use its good faith efforts to deliver copies of any notices received by the Company to Co-Managing Member;

(xiii)            Subject to the limitations of Section 9.15(u) and provided that such act does not trigger recourse liability to any Member, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; and

(xiv)          Make investments in the name of the Company or with any Company fund in the ordinary course of business as permitted hereunder.

Notwithstanding the foregoing, Managing Member agrees to use its good faith efforts to endeavor to notify and consult with the Co-Managing Member prior to making any material decisions under this Section 9.3; provided, however, the failure to do so shall not result in a breach of this Agreement and Managing Member shall have no obligation to accept the recommendations of Co-Managing Member and any and all decisions of Managing Member under this Section 9.3 shall be made by Managing Member in its good faith business judgment (and without the consent of the Co-Managing Member).

9.4                            Co-Managing Member; Approval by Co-Managing Member.

(a)                               Co-Managing Member shall have the rights set forth in this Section 9.4 which is limited to Co-Managing Member’s right to approve Major Decisions.  AM shall serve as Co-Managing Member until its removal which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Co-Managing Member from the Company; (ii) the judgment or final adjudication (in the procedure described in Section 9.1) of Co-Managing Member as having committed fraud, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Co-Managing Member under this Agreement; or (iii) the filing by Co-Managing Member of a voluntary petition in Bankruptcy or the failure by Co-Managing Member to cause an involuntary filing of Bankruptcy against Co-Managing Member to be dismissed within one hundred twenty (120) days after the filing thereof;

or (iv) the gift, assignment, hypothecation, sale or other transfer of one hundred percent (100%) of AM’s direct Membership Interests in the Company or the closing of any purchase of one hundred percent (100%) of AM’s Membership Interest by CWI pursuant to and in accordance with Section 10.3.  Co-Managing Member’s service may not be terminated in any other way.  Subject to the foregoing, Co-Managing Member shall have no power or authority to act on behalf of the Company notwithstanding any rights expressly or implicitly granted to Co-Managing Member pursuant to the Act or otherwise.

(b)                              Except as otherwise expressly set forth in this Agreement, neither Managing Member, Co-Managing Member nor any of the Members may take any of the following actions without the prior approval of both the Managing Member and Co-Managing Member (the “Major Decisions”); provided, however, if for any reason, CWI or AM is no longer the Managing Member or Co-Managing Member of the Company, as applicable, any of the following actions shall require the prior unanimous approval of the Members:

(i)                         From and after the expiration of the Sale Lockout Period, sell or otherwise dispose (directly or indirectly) of the Property and/or the Company (including, without limitation, assigning, transferring or selling the Operating Lease to any Person other than a Subsidiary of the Company);

(ii)                     From and after the expiration of the Indebtedness Lockout Period, refinance or incur any indebtedness of the Property, the Company and/or the TRS SUB or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person; provided, however, Managing Member’s right to extend the Loan pursuant to the terms thereof (so long as the Company is not required to pay down the principal amount of the Loan in order to satisfy the DSCR test) shall not be a Major Decision;

(iii)                   Approve any proposed Annual LLC Budget under Section 9.2(c) and/or any proposed operating budget or capital expenditure budget prepared by Operator under the Hotel Management Agreement; provided, however, Co-Managing Member covenants and agrees that no constituent owner of Co-Managing Member that has an ownership interest in Operator shall have any right to approve, influence or provide input in any way to Co-Managing Member in connection with Co-Managing Member’s approval hereunder, provided that, any disputes hereunder shall be subject to Expert resolution in accordance with Section 9.11(a);

(iv)                  Initiate or settle any litigation of more than Two Hundred Fifty Thousand Dollars ($250,000) on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(v)                     Termination of the Franchise Agreement and/or approve or consent to any material amendment or modification of the Franchise Agreement;

(vi)                  Take any action or omit to take any action that would cause the Company and/or any of its Members to incur liability under any recourse guaranty;

(vii)               Cause the formation of any corporation or other subsidiary entity owned or controlled by the Company;

(viii)            Make investments in the name of the Company or with any Company funds;

(ix)                  Amend, modify or otherwise change the Business of the Company;

(x)                     Change the number of directors appointed to the board of any Subsidiary of the Company;

(xi)                  Termination of the Operating Lease and/or approve or consent to any material amendment or modification of the Operating Lease; provided, however, that in the event of any conflict (as determined by Managing Member) between this Section 9.4(b)(xi) and the obligations of the Members under Section 3.1(e) of the Operating Lease or Section 5.5 of this Agreement (or the rights of CWI under Section 5.6), the terms and conditions of Section 3.1(e) of the Operating Lease and/or Sections 5.5 and 5.6 of this Agreement shall control (and the termination, amendment and/or modification thereof shall not be deemed a Major Decision);

(xii)              Dissolve or liquidate the Company except as expressly required or permitted pursuant to Section 11;

(xiii)            Admit an additional Member to the Company except as otherwise permitted pursuant to Article 10; or

(xiv)           Amend the Certificate or this Agreement.

(c)                               Except as otherwise expressly set forth in this Agreement, any approval, consent, agreement, or exercise of judgment or other determination to be made by Managing Member and/or Co-Managing Member with respect to a Major Decision may be withheld in such Member’s sole and absolute discretion; provided, however, the Managing Member and Co-Managing Member further agree as follows:

(i)                         (x) during the period commencing on the Effective Date through the expiration of the Sale Lockout Period, none of the Managing Member, the Co-Managing Member or any Member shall have the right or authority to initiate in any manner, enter into any agreement or otherwise commit on behalf of the Company to sell or otherwise dispose of all or substantially all of the direct or indirect interest in the Property, the Company (including, without limitation, assigning, transferring or selling the Operating Lease to any Person other than a Subsidiary of the Company); and (y) during the period commencing on the Effective Date through the expiration of the Indebtedness Lockout Period, none of the Managing Member, the Co-Managing Member or any Member shall have the right or authority to initiate in any manner, enter into any agreement or otherwise commit on behalf of the Company to refinance or incur any indebtedness of the Property, the Company and/or the TRS SUB or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person in connection therewith;

(ii)                      if, from and after the expiration of the Sale Lockout Period or the Indebtedness Lockout Period, as applicable, the Managing Member and Co-Managing

Member are unable, after due consideration, to reach an agreement on any Major Decision described in Section 9.4(b)(i) or 9.4(b)(ii), respectively, such failure shall constitute an “Impasse” hereunder and shall be subject to the buy-sell rights set forth in Section 10.3;

(iii)                             if, at any time during the term of this Agreement, the Managing Member and Co-Managing Member are unable, after due consideration, to reach mutual agreement on the Major Decision described in Section 9.4(b)(iii), such dispute shall be submitted to an Expert for resolution in accordance with Section 9.11(a) and upon the decision of the Expert, no action shall be taken and neither Managing Member, Co-Managing Member nor any other Member shall have the right or authority to take any such action which is inconsistent with or contrary to the Expert’s decision; and

(iv)                            if, at any time during the term of this Agreement, the Managing Member and Co-Managing Member are unable, after due consideration, to reach mutual agreement on any of the Major Decisions set forth in Sections 9.4(b)(iv) through 9.4(b)(xiv), then no action shall be taken and neither Managing Member, Co-Managing Member nor any other Member shall have the right or authority to take any such action.

9.5                            Hotel Management.  The Members hereby acknowledge and agree that, notwithstanding the Major Decisions set forth in Section 9.4, so long as the manager of the Hotel (“Operator”) is Marcus Perimeter, LLC or an Affiliate of AM, CWI shall have the unilateral right to exercise the rights and/or the taking of any action or the omission to take any action, and/or the negotiation of any amendments, on behalf of the Company as “Owner” pursuant to and in accordance with the Hotel Management Agreement (subject to all limitations and obligations on the part of “Owner”) and to enforce and/or terminate the Hotel Management Agreement pursuant to the respective terms thereof (including, without limitation, the unilateral right to extend the term of the Hotel Management Agreement or terminate the Hotel Management Agreement).  Upon any termination of Marcus Perimeter, LLC as Operator, CWI shall promptly select a bona fide third party as a replacement Operator (which selection shall be made by CWI in its sole but reasonable discretion).

9.6                          Asset Management; Asset Management Fee.  Asset Manager shall provide to the Company customary asset management services related to the Hotel including, without limitation, coordinating with Managing Member in connection with any and all decisions, provided that Asset Manager shall not take any action without the prior consent of Managing Member.  In consideration of such services provided by Asset Manager, the Company shall pay Asset Manager an annual fee (the “Asset Management Fee”) equal to Fifty Thousand Dollars ($50,000) in Fiscal Year 2013; Fifty Thousand Dollars ($50,000) in Fiscal Year 2014, and one-half percent (0.5%) of Total Revenues (as defined in the Hotel Management Agreement) in Fiscal Year 2015 and thereafter.  The Asset Management Fee shall be payable pari passu with the distributions to CWI pursuant to Section 8.1(b)(i) and 8.1(c)(i), but prior to any other distribution pursuant to Sections 8.1 and 8.2; provided, that Asset Manager shall receive no other remuneration or reimbursement for costs and expenses incurred in the performance of its duties as Asset Manager, except as expressly permitted under Section 9.8.

9.7                            Project Management; Project Management Fee.  Promptly after the Closing (as such term is defined in the Purchase Agreement), but before commencement of the renovation of the Hotel in accordance with the PIP (the “Renovation”), the Company shall enter into a project management agreement with AM (the “Project Management Agreement”) pursuant to which AM shall provide customary project management services to the Company related to the Renovation.  In consideration of the services provided by AM under the Project Management Agreement, the Company shall pay AM a project management fee no greater than Four Hundred Thousand Dollars ($400,000) (the “Project Management Fee”), of which eighty percent (80%) of such Project Management Fee is payable over the course of the Renovation, and the remaining twenty percent (20%) of the Project Management Fee is deferred and payable only upon substantial completion of the Renovation in accordance with the Project Management Agreement.  The Project Management Fee shall cover any and all oversight and project management fees and/or other fees payable to AM for project management over the course of the Renovation and the Company shall not be responsible for payment of any other project management or similar fees for the services to be provided by AM under the Project Management Agreement (i.e., any subcontractors, consultants or other third-parties retrained by AM in connection with the project management services thereunder).  The Project Management Fee shall be separate and apart from any construction management fees payable to any construction manager or other contactor engaged by the Company in connection with the Renovation.

9.8                            Remuneration of Members and their Affiliates.  Except as expressly permitted under this Agreement, including, without limitation, (a) the Asset Management Fee, and (b) such reasonable and customary out-of-pocket costs as may be incurred by an Affiliate of either Member, as applicable, in connection with performing accounting functions or otherwise maintaining the books and records of the Company pursuant to Section 12, no Member (or their Affiliate) shall be entitled to any fees, commissions, payments or other remuneration for any services rendered to or for the Company or be reimbursed for any overhead expenses (including, without limitation, rent, utilities, property taxes, insurance premiums, general administrative expenses, salaries or other compensation to employees, etc.) of any Affiliate of such Member; provided, however, that Managing Member, Co-Managing Member, a Member, or an Affiliate of a Member may be reimbursed for third-party out-of-pocket costs and expenses, at cost, without mark-up or profit, reasonably incurred in connection with performing its duties under this Agreement (which third-party cost shall include, but shall not be limited to, reasonable travel expenses to be governed by a travel policy to be agreed upon between the Members).

9.9                            Member Approval.  No annual or regular meetings of the Members are required to be held.  In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act.  Unless otherwise provided in this Agreement, approval of the Members shall mean the unanimous written approval of the Members.  Notwithstanding the forgoing, the Members will use their respective good faith efforts to meet at least one time each calendar quarter via teleconference and at least once each Fiscal Year in person to discuss the operation, management and performance of the Company.

9.10                    Liquor License.  The determination to obtain those licenses, consents or other approvals required by the Georgia Department of Revenue Alcohol & Tobacco Tax Division (the “GDR”) or required by the City of Sandy Spring or otherwise that may be necessary for the Company to obtain a liquor license or direct that a liquor license be obtained at the Hotel (the “Liquor Licenses”) shall be a Major Decision; provided, however, CWI may elect at any time to cause the Company to apply for the Liquor Licenses by taking any and all actions and filing all necessary applications and/or disclosure forms or other information required by the GDR or the City of Sandy Spring in connection with obtaining any of the Liquor Licenses; provided, further, if (i) the application and/or disclosure process is impossible or creates an unreasonable and/or impractical burden on the Members or their respective constituent members, partners, shareholders or other direct and indirect owners thereof (including, without limitation, requiring disclosures or applications from any Person having a direct interest in the REIT and/or any executives or board members of CWI); or (ii) the Company is unable to obtain or subsequently loses any Liquor Licenses, which in any case arises because of a Member’s or its Affiliate’s inability to obtain qualification or the necessary licenses, consents or other approvals required by the GDR, then in either event, the Members may elect to (A) abstain from acquiring the Liquor License; or (B) form a wholly owned subsidiary or other affiliated ownership structure controlled by one or more of the Members or their respective Affiliates (“LiquorCo”) that will apply for and hold the Liquor License(s) in lieu of the Company.  In the event that the Members approve the formation of LiquorCo pursuant to clause (ii) of the prior sentence, the Company will enter into an agreement with LiquorCo that will permit the sale of liquor at the Hotel, to the extent legally permissible and on terms and conditions reasonably acceptable to the Members.

9.11                    Dispute Resolution.

(a)                               All disputes relating to the approval of any budgets pursuant to Section 9.4(b)(iii) shall be resolved by an Expert in favor of the Party advocating the position that is most likely to maximize NOI (as defined in the Hotel Management Agreement) and in accordance with the procedures set forth in this Section 9.11(a).  If a Member is entitled to and elects to have an Expert designated, it shall notify the other Member in writing and the Members shall attempt to designate a mutually acceptable Expert within five (5) Business Days of such notice.  In the event that the Members are unable to agree upon an Expert within such period, each of the Members shall select an individual meeting the requirements of an Expert (“Expert Designee”) within two (2) Business Days, and the two (2) Expert Designees shall thereafter meet in good faith within five (5) Business Days and select an Expert in accordance with the qualifications set forth in this Agreement.  If the Expert Designees are unable to agree on an Expert within such five (5) Business Days, the Members shall have the option to either (i) select a new set of Designees to select an Expert in accordance with this Section 9.11(a) or grant the current Expert Designees and additional five (5) calendar days to mutually agree upon an Expert. The Expert shall establish, in its sole and absolute discretion, the procedure for resolving the dispute, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following:

(i)                                   unless otherwise agreed by the Members, the Expert shall hold at least one (1) proceeding at which the Members present and respond to evidence, which shall take place on a Business Day not later than ten (10) Business Days from the date notice of the dispute is given or as soon thereafter as the Expert is available.  Unless otherwise agreed, all proceedings shall be conducted at the Hotel;

(ii)                              the Expert has the power to demand from either Member whatever information in that Party’s possession the Expert deems necessary to resolve the dispute;

(iii)                           no attorneys may appear on behalf of either Member (although either Member may use attorneys for their own consultation or advice);

(iv)                            the Expert shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as possible; and

(v)                               the Members shall not engage in any communications with an Expert except in response to formal requests by an Expert or at proceedings scheduled by an Expert.

All decisions of the Expert, absent fraud, willful misconduct or demonstrated conflict of interest, are final and binding on the Members (without appeal or review) and are enforceable in any court of competent jurisdiction.  During the pendency of the Expert resolution proceedings, the Parties shall share equally the fees and expenses of an Expert.  The Members shall otherwise bear their own costs and expenses of the Expert resolution proceedings, including each Member’s respective attorneys’ fees and costs.

(b)                              In the event that the Members are unable to mutually agree on any other dispute which expressly provides for resolution under this Section 9.11, such dispute shall be settled as follows:

(i)                                   The Members shall work together in good faith and a spirit of mutual cooperation to attempt to resolve the applicable arbitrable dispute for a period of ten (10) business days after notice from one Member to the other referencing this Section 9.11(b)(i) (the “Discussion Period”); and

(ii)                                If within the Discussion Period the Members fail to resolve the applicable arbitrable dispute, then either Member may promptly thereafter file an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and upon the issuance of a judgment on the award rendered by the arbitrator(s) thereunder, such judgment may be entered in any court having jurisdiction thereof.  All arbitration proceedings and hearings shall occur in New York, New York.

For avoidance of doubt, any failure by Managing Member and Co-Managing Member to approve the Major Decisions, except for Section 9.4(b)(iii), shall not constitute a dispute for which arbitration under this Section 9.11 is available.

(c)                             Within ten (10) days after the commencement of arbitration, the parties shall attempt to mutually agree upon a single person to act as arbitrator.  If the parties cannot agree on a single arbitrator within such ten (10) day period, then, within twenty (20) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  Should this selection procedure fail for any reason, the arbitrators shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator(s) selected should be competently knowledgeable in the subject matter of the dispute.

(d)                             The arbitrator(s) shall award reasonable attorneys’ fees and expenses to the prevailing party, if a prevailing party, if any, can be reasonably identified.  The arbitrator(s) shall make its/their determination in accordance with the laws of the State of New York (or Delaware, in the case of decisions involving this Agreement and/or corporate laws generally).  The arbitrator(s) shall make specific, written findings of fact and conclusions of law.

(e)                               A party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  A party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration tribunal (or pending the arbitration tribunal’s determination of the merits of the controversy).

(f)                                 Each party to this Agreement agrees that it may be joined as an additional party to an arbitration involving other parties to this Agreement.  If more than one arbitration is begun under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).

(g)                             The filing of an arbitration proceeding by any Member shall not at any time (i) prohibit, limit or otherwise adversely affect the rights of either Member to deliver a Buy-Sell Notice and exercise its rights under Section 10.3 or (ii) prohibit or otherwise adversely affect the rights of any Member to initiate and close a Transfer, right of first offer, buy-sell or any other rights under Article 10.

9.12                    Execution of Documents.  Except as otherwise expressly set forth in this Agreement (including, but not limited to, Sections 9.3 and 9.4), each check, contract, deed or act of sale or similar conveyance document, lease, promissory note, mortgage, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to the Company shall be signed by Managing Member or the person or persons designated from time to time by Managing Member, provided that, the Members agree and acknowledge that CWI shall have the sole authority to take all actions and issue any such documents and have signing authority on behalf of “owner,” in connection with any and all matters under the Hotel Management Agreement and the Project Management Agreement.  Managing Member shall have the authority to sign all documents required to be signed under the Hotel Management Agreement and the Project Management Agreement; provided, however, either such party must obtain the prior written consent of the Members with respect to any Major Decisions.

9.13                    Liability/Indemnification.

(a)                               Managing Member, Co-Managing Member, and their respective Affiliates, and their respective partners, members, shareholders, other principals, directors,

officers, employees, agents and other representatives (collectively, the “Managing Parties”) shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them (in good faith) within the scope of the authority conferred upon them by this Agreement, except for fraud, willful misconduct or gross negligence.  The Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless for any act performed by them within the scope of the authority conferred upon them, except for (i) fraud; (ii) willful misconduct; (iii) gross negligence; or (iv) acts or omissions which are beyond the scope of its authority hereunder (and which were taken without a good faith belief the same were within such scope of authority hereunder).  Except to the extent that any Member incurs loss or damage caused by the act or omissions under clauses (i) through (iv) above, the Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the AM Parties and the CWI Parties harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Company or arising out of any business of the Company.

(b)                              An indemnitee (an “Indemnitee”) who desires to make a Claim against an indemnitor (an “Indemnitor”) under this Section 9.13 shall notify the Indemnitor of the claim, demand, action or right of action which is the basis of such Claim within twenty (20) calendar days of discovering such claim, and shall give the Indemnitor a reasonable opportunity to participate in the defense thereof.  Failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice resulting therefrom.  Any cash distributions to which the Indemnitor would otherwise be entitled under this Agreement shall be reduced by any amounts the Indemnitor is required to pay pursuant to this Section 9.13, and instead shall be paid to the Indemnitee entitled to indemnity, up to the full amount of the indemnity obligation.

(c)                               Notwithstanding anything to the contrary set forth in this Agreement, if any event gives rise to an Indemnity Obligation, CWI shall have the right to exercise all rights and remedies available at law or in equity with respect thereto (including, without limitation, the right to recover actual, consequential or other damages, the right to offset and retain for its own right and benefit any and all amounts to be distributed, paid, reimbursed, and/or advanced to AM under this Agreement); provided, however, notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall either Member be liable for any claim for opportunity costs resulting from the transactions set forth in this Agreement (in avoidance of doubt, any Claim for losses by CWI shall include any actual value of the Hotel that is permanently lost (to the extent such losses can be reasonably measured) as a result of any matters for which AM would be liable or CWI would otherwise be indemnified for under this Agreement).

9.14                    TRS SUB Directors.

(a)                               The Members acknowledge that the initial directors of the TRS SUB are Michael G. Medzigian, Michael C. Coolidge, Gil Murillo, Douglas A. Neis and Craig A. Spencer.  Notwithstanding any other provision of this Agreement, for so long as (a) CWI maintains an indirect ownership interest in the TRS SUB, CWI shall have the right to appoint three (3) of the five (5) directors of the TRS SUB that the Company is entitled to appoint at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, CWI shall have the right to cause the Company to nominate three (3) of the five (5) directors of the TRS SUB; and (b) AM maintains an indirect ownership interest in the TRS SUB, AM shall have the right to appoint two (2) of the five (5) directors of the TRS SUB that the Company is entitled to appoint at every meeting of the stockholders of the TRS SUB, and on every action or approval by written consent of the stockholders of the TRS SUB, and the Company shall so nominate and vote (or cause to be voted) or provide consent (or cause consent to be provided) with respect to its shares of stock in the TRS SUB for the nominees designated in this Section 9.14.  CWI and AM shall have the right to cause the Company to vote to replace any of their respective representatives, in their sole and absolute discretion, at any time by delivering written notice to the Managing Member setting forth the identity of such replacement director, provided that each director of the TRS SUB shall hold office until a successor is elected and qualified or until such appointed director resigns or is removed.  The Members and the Company shall not enter into any agreement, arrangement or understanding inconsistent with the foregoing.

(b)                              Subject to Section 5.5, the Company shall vote or cause to be voted all of its shares of stock in the TRS SUB or take any other action necessary for the removal of any member of the board of directors of the TRS SUB upon the request of the Member then entitled to nominate such member to the board of directors as set forth in this Section 9.14(a) above, and for the election to the board of directors of an individual designated by such Member in accordance with the provisions hereof.  The Company shall vote all of its shares of stock in the TRS SUB in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the board of directors occurring for any reason shall be filled only in accordance with the provisions of this Section 9.14(b).

9.15                    Limitations of Company.  This Section 9.15 is being adopted to comply with certain provisions necessary to qualify the Company as a “special purpose” entity and in connection therewith, notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, until such time as the outstanding principal balance of the Loan has been paid in full, the Members covenant and agree that the Company has not and shall not:

(a)                               engage in any business or activity other than the acquisition, ownership, leasing, renovation, improvement, operation and maintenance of the Property and activities incidental thereto;

(b)                              acquire or own any material asset other than (A) the Property, and (B) such incidental personal property as may be necessary for the operation of the Property;

(c)                               merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender’s consent;

(d)                              fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of this Agreement, the Certificate or similar organizational documents, as the case may be;

(e)                               own any subsidiary other than the TRS SUB or make any investment in or acquire the obligations or securities of any other Person without the consent of Lender;

(f)                                commingle its assets with the assets of any of its Co-Managing Members, Affiliates or of any other Person;

(g)                               incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan and incidental costs and expenses associated therewith, (ii) indebtedness incurred in the ordinary course of business to vendors and suppliers of services to the Property (not more than thirty (30) days past due), (iii) non-delinquent property taxes and assessments, and (iv) equipment leases or other similar instruments entered into on commercially reasonably terms in the ordinary course of business and relating to personal property that is used in connection with the operation and maintenance of the Property, provided that any such obligations outstanding pursuant to this clause (iv) are subject to the limitations of the Loan Documents;

(h)                               No indebtedness other than the Debt (as defined in the Loan Documents) may be secured (either subordinate or pari passu) by the Property;

(i)                                   fail to pay its debts and liabilities from its own assets;

(j)                                 fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, members, principals and Affiliates of the Company, the Affiliates of a general partner or member of the Company, and any other Person;

(k)                              enter into any contract or agreement with any general partner, member, principal or Affiliate of the Company, any guarantor of all or a portion of any debt (a “Guarantor”), or any general partner, member, principal or Affiliate thereof, except as expressly permitted under the Loan Documents and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or Affiliate of the Company or Guarantor, or any general partner, member, principal or Affiliate thereof;

(l)                                   seek dissolution or winding up, in whole or in part;

(m)                           fail to correct any known misunderstandings regarding the separate identity of the Company;

(n)                             hold itself out to be responsible (or pledge its assets as security except as permitted by the Loan Documents) for the debts of another Person;

(o)                              make any loans or advances to any third party, including any general partner, Member, principal or Affiliate of the Company, or any general partner, member, principal or Affiliate thereof;

(p)                              fail to file its own Tax Returns or to use separate stationery, invoices and checks;

(q)                              agree to, enter into or consummate any transaction which would have the effect of substantially consolidating the Company into or with its parents or Affiliates or any other person or entity under at law or equity;

(r)                                fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the entity with which such other party is transacting business, or (B) to suggest that the Company is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Company, or any general partner, member, principal or Affiliate thereof);

(s)                              fail to allocate fairly and reasonably among the Company and any third party (including, without limitation, any Guarantor) any overhead for shared office space;

(t)                                fail to pay the salaries of its own employees and maintain a sufficient number of employees for its contemplated business operations;

(u)                             fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(v)                             file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(w)                         share any common logo with or hold itself out as or be considered as a department or division of (A) any general partner, principal, member or affiliate of the Company, (B) any affiliate of a Member of the Company, or (C) any other Person.

10.                            RESTRICTIONS ON TRANSFER; NEW MEMBERS.

10.1                    Limitations on Transfers.  Except as set forth in Sections 10.2, 10.3 and 10.4, no Member shall, for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s Membership Interest, without the prior unanimous written consent of the Members.  To the fullest extent permitted by law, any Transfer not expressly permitted in this Agreement shall be null and void and of no legal effect.  A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) unanimous consent of the Members is given; (ii) such Person executes an instrument satisfactory to Managing Member accepting and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member.  The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

10.2                    Permitted Transfers.  Notwithstanding anything to the contrary set forth in Section 10.1, but subject to the restrictions imposed by Lender (or any future lenders), the Members hereby consent to any Transfer to a Permitted Transferee.  For avoidance of doubt, with respect to CWI, any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in CWI by the respective direct and/or indirect owner in CWI shall not be deemed a Transfer under this Agreement and shall be permitted without the consent of any Member.

10.3                    Buy/Sell.

(a)                               Thirty (30) days following receipt of a written request for the approval of any Major Decision set forth in Section 9.4(b)(i) or (ii), if an Impasse is continuing, either Member (the “Offering Member”) may, in its sole and absolute discretion, deliver written notice (the “Buy-Sell Notice”) to the other Member (the “Responding Member”), proposing a Total Value which would be the basis for calculating the applicable price (“Applicable Price”) at which the Offering Member is willing to either (i) sell to the other Member all of the Offering Member’s Membership Interest; or (ii) purchase from the other Member all of the other Member’s Membership Interest.  The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company the amount of Five Hundred Thousand Dollars ($500,000) (the “Deposit”).  The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by written notice to the Offering Member (the “Response Notice”), to either (A) purchase all of the Membership Interest of the Offering Member at the Applicable Price; or (B) sell all of the Responding Member’s Membership Interest to the Offering Member at the purchase price that would be payable by the Offering Member if the Responding Member elects to sell all of the Responding Member’s Membership Interest to the Offering Member (the “Responding Member’s Purchase Price”) based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 8.2.  A Response Notice electing to purchase the Offering Member’s Membership Interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited (or caused to be deposited) with such bank or trust company the amount of Five Hundred Thousand Dollars ($500,000); thereupon, the Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Deposit.  The failure of the Responding Member to duly and timely give a Response Notice shall constitute its election to sell all of its Membership Interest to the Offering Member at the Applicable Price.  Unless otherwise approved in writing by the Members, such purchase and sale shall be consummated within one hundred twenty (120) days after the date Responding Member (1) delivers a Response Notice, or (2) if the Responding Member fails to give the Offering Member a Response Notice in accordance with this Section 10.3, is deemed to have elected to sell all of its Membership Interest to the Offering Member (the “Closing Date”), and in either such event the Members shall negotiate and work together in a spirit of good faith and mutual cooperation to enter into the transfer documents, including a deed or act of sale, bill of sale and other such instruments of transfer as shall be reasonably requested by the purchasing Member.  Time is of the essence with respect to the closing of the sale contemplated herein on or before expiration of such one hundred twenty (120) day period.  One hundred percent (100%) of the purchase price for the Membership Interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.

(b)                              Notwithstanding any other provisions hereof to the contrary, any purchasing Member shall not be required to close on the purchase of any Membership Interest in accordance with this Section 10.3 unless the representations and warranties of the selling Member as set forth in Section 10.6 shall be true and correct as of the Closing Date, and the selling Member shall deliver a certificate to such effect to the purchasing party dated as of the Closing Date; provided, however, that it shall be made clear that as to the condition or prospects for the Company, the selling Member is selling its Membership Interest on an “as-is, where-is” basis.  If the purchasing Member fails to complete the purchase on or before the Closing Date (other than as a result of the selling Member’s default), then (i) the Deposit deposited by the purchasing Member shall be forfeited by the purchasing Member and shall be paid over to the selling Member by the institution holding such Deposit; (ii) the selling Member shall have one hundred twenty (120) days to elect to become the purchasing Member and purchase the other Member’s Membership Interest at ninety percent (90%) of the Applicable Price or the Responding Member’s Purchase Price (as applicable); and (iii) such defaulting Member may be stripped of certain rights, powers and/or authority as expressly set forth in this Agreement (including, without limitation, such defaulting Member’s removal as Managing Member).  All closings shall be conducted through an escrow agreement established by the Members with a title insurer, and shall take place at the office of the Company.  Each Member shall pay one-half of the cost of escrow, together with all of its own attorney’s fees incurred in connection with such buy-sell transaction; provided, however, that any exit fees, prepayment fees and/or other loan costs required to be paid by the Company for debt held by the company prior to the Closing Date and incurred as the direct result of such buy-sell transaction shall be paid by the purchasing Member (otherwise such fees, costs and/or expense shall be funded by the Members pro rata based on their respective Participation Percentage as of the date prior to the buy-sell transaction); provided further, that any and all fees, costs and/or expenses in connection with any financing, refinancing or otherwise incurred on or after the Closing Date shall be borne solely by purchasing Member.  Either Member purchasing an interest under this Section 10.3 may assign its rights, in the whole or in part, to any Affiliate of such Member (or any other entity for which such Member has an ownership in), provided that no assignment shall relieve the purchasing party from any liability or obligation with respect to such purchase.

(c)                               In connection with the closing of any purchase of selling Member’s Membership Interest under this Section 10.3, the purchasing Member shall, as a condition to any such buy-sell transaction, (i) cause the selling Member to be released from any and all guarantees issued on behalf of the Company and (ii) cause the outstanding amount (including interest accrued thereon) of any Deficit Loan and/or Member Loan of such selling Member to be paid in full.  For avoidance of doubt, the selling Member shall have no obligation to make any Capital Contributions to the Company from and after the Closing Date.

10.4                    Put Right.

(a)                               Subject to Section 10.4(c), and so long as Operator holds a direct or indirect Membership Interest in the Company, in the event that (and only in the event that): (i) the Hotel Management Agreement is terminated by TRS SUB, and (ii) Operator is replaced as the hotel manager by an Affiliate of CWI or AREP I Perimeter LLC, a Delaware limited liability company (“AREP”), as applicable, the Members shall hereby grant Operator the right (the “Put Right”), in its sole and absolute discretion, to cause AM to put all, but not less than all, of Operator’s proportionate share of AM’s direct Membership Interests in the Company (the “Marcus Interest”) (e.g., if AM owns a 43% interest in the Company and Operator owns a 25% interest in AM, the Marcus Interest would be a 10.75% direct interest in the Company) to CWI and AREP (as the remaining member of AM), provided that, Operator’s exercise of the Put Right shall be conditioned upon Operator’s written notice (the “Put Exercise Notice”) being delivered to Managing Member and Co-Managing Member within thirty (30) days after the date the Hotel Management Agreement is terminated (the “Termination Date”).  The Put Exercise Notice shall specify a purchase price (the “Put Price”) equal to the fair market value of the Marcus Interest valued as of the Termination Date, as reasonably determined by Operator; provided, however, in the event that Managing Member disputes Operator’s reasonable determination of the fair market value of the Marcus Interest as set forth in the Put Exercise Notice, Managing Member may provide written notice (the “Put Price Dispute Notice”) to Operator of such dispute within fifteen (15) Business Days after Operator’s delivery of the Put Exercise Notice.  For the avoidance of doubt, if Operator fails to deliver the Put Exercise Notice within such thirty (30) day period, Operator hereby forever waives its rights under this Section 10.4.

(b)                            If Managing Member timely delivers a Put Price Dispute Notice within such fifteen (15) Business Days to Operator, then the Put Price shall be equal to the Appraised Value as determined pursuant to Section 10.4(d), provided that, if Managing Member fails to timely deliver a Put Price Dispute Notice within such fifteen (15) Business Days to Operator, then the Put Price shall be conclusively determined to equal the fair market value of the Marcus Interest as set forth in the Put Exercise Notice.  The Marcus Interest sold in connection with the exercise of the Put Right shall be allocated between [the other Members] pro-rata based upon the relative Participation Percentage of the other Members at the time of the Put Closing.  The closing of the purchase and sale of the Marcus Interest (the “Put Closing”) shall be subject to and in accordance with the terms and conditions set forth in clauses (i) and (ii) below and shall be consummated on a date mutually agreed by Managing Member and Operator, but in any event no later than (x) sixty (60) days after the delivery of the Put Exercise Notice or (y) if applicable, thirty (30) days after the final determination of the Appraised Value of the Marcus Interest in accordance with Section 10.4(d) below (as applicable, the “Put Closing Date”), and the Put Price shall be payable by the other Members at such closing in immediately available funds to Operator.

(i)                                   From the date of delivery of the Put Exercise Notice, Operator shall not Transfer or otherwise permit any lien, encumbrance or other defect in title to be created, filed or recorded against, all or any portion of the Marcus Interest or any interest therein in such manner as to violate any provisions of this Agreement or otherwise impair the ability of Operator to convey the Marcus Interest to the purchasing Members at the closing, free and clear of any and all liens, claims, encumbrances and other defects in title.

(ii)                               The conveyance of the Marcus Interest shall be made free and clear of any and all liens, claims and encumbrances of any kind, including without limitation, right of other third parties.  The Put Closing shall take place on the Put Closing Date.  Notwithstanding anything to the contrary in this Agreement, the sale/purchase of the Marcus

Interest shall be subject to the condition that, at or prior to the Put Closing, all outstanding principal and accrued interest due with respect to any Member Loans and/or Deficit Loans made pursuant to Section 6.3 or otherwise by the Company or any other Member to AM be repaid in full at or prior to the Put Closing.  In connection with the closing of any purchase of the Marcus Interest under this Section 10.4, the remaining Member shall cause Operator or its Affiliate to be released from any and all guarantees issued on behalf of the Company.

(c)                               Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event the Hotel Management Agreement is terminated by TRS SUB as the result of Operator’s fraud, gross negligence or willful misconduct, Operator shall have no rights under this Section 10.4 including, without limitation, any Put Right.

(d)                              Appraisal Procedure.

(i)                                   For the purposes of subsection (a) of this Section 10.4, the “Appraised Value” of the Marcus Interest shall be determined by appraisal in the following manner: (i) all appraisers shall be members of the Appraisal Institute or any organization successor thereto; (ii) Managing Member shall, within ten (10) Business Days after the delivery of the Put Price Dispute Notice, appoint an appraiser and give notice of such appointment to Operator; (iii) within twenty (20) days after the receipt of the Put Price Dispute Notice, Operator shall appoint a second appraiser and give notice of the appointment to Managing Member; provided, however, if Operator fails to appoint a second appraiser within twenty (20) days after receipt of the Put Price Dispute Notice, the appraiser appointed by Managing Member shall proceed to make his/her appraisal of the fair market value of the Marcus Interest (valued as of the Termination Date), and the Appraised Value shall be the amount determined by the first appraiser; (iv) each appraiser shall make an independent written appraisal; and (v) the expenses of the first two appraisals shall be borne by Operator or the Company, as applicable based on the party selecting the appraiser, and the expense of any third appraisal shall be divided equally between Operator and the Company.

(ii)                                If the two appraisers so appointed agree on the Appraised Value, the Appraised Value shall be the amount determined by them.  If the two appraisers so appointed do not agree on the Appraised Value, but the difference between the Appraised Value determined by each appraiser is not more than five percent (5%) of the lower of the two appraisals, then the Appraised Value shall be an amount equal to the quotient obtained by dividing (A) the sum of the Appraised Values determined by each appraiser, by (B) two (2).  If the two appraisers so appointed do not agree on the Appraised Value, and if the difference between the Appraised Values determined by each appraiser is more than five percent (5%) of the lower of the two appraisals, then the two appraisers shall jointly appoint a third appraiser.  If the first two appraisers so appointed shall be unable to agree on the appointment of a third appraiser within ten (10) days after their respective determinations of the Appraised Value, then they shall give written notice of such failure to agree to Operator and Managing Member.  If Operator and Managing Member fail to agree on the selection of a third appraiser within ten (10) days after the first two appraisers appointed give such notice, then within fifteen (15) days thereafter, either party, upon written notice to the other, may request such appointment by the then-existing President of the Appraisal Institute (or any other organization successor thereto), or in his/her failure to act, may apply for such appointment to the United States District Court for

Delaware.  If a third appraiser is appointed as provided herein, he/she shall make his/her valuation of the Marcus Interest within fifteen (15) days after his/her appointment, and the Appraised Value shall be the valuation determined by whichever of the first two appraisers is (in the opinion of the third appraiser) closest in amount to the valuation as determined by the third appraiser.  The third appraiser shall make an independent appraisal of the Marcus Interest and compare its findings with the appraisals made by the first two appraisers, and the one that most closely compares with the findings of the third appraiser, shall represent the Appraised Value of the Marcus Interest.

(iii)                             Each appraiser appointed pursuant to this Section 10.4(d) shall be a disinterested person of nationally recognized competence who has had a minimum of ten (10) years’ experience, ending of the date of appointment, in appraising full-service hotel properties.  Each appraiser shall make its determination of the Appraised Value on the basis of all relevant factors affecting fair market value.  The party appointing each appraiser shall be obligated, promptly after receipt of the valuation report prepared by the appraiser appointed by such party, to deliver a copy of such valuation report to the other party.  If a third appraiser is appointed, the third appraiser shall be directed, at the time of his/her appointment, to deliver copies of his/her valuation report, promptly after its completion, to all parties.

10.5                    Further Assurances.  It is the intent of the Members that, in the event of any closing of a purchase of Membership Interest under this Article 10, the selling or transferring Member shall fully convey, transfer and assign all of its Membership Interest and any rights associated therewith.  Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member, the selling Member shall execute, acknowledge and deliver to the purchasing Member and the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the Transfer of the Membership Interest sold or otherwise being Transferred to such Member.  Any Member acquiring the Membership Interest of the other Member under this Article 10 may designate its Affiliate and/or a third-party to take the assignment of the Membership Interest to be Transferred to such Member.

10.6                    Representations and Warranties of the Members.  As of the date of exercise of any rights, and as of the date of closing of any sale of any Member’s Membership Interest pursuant to this Article 10, each of the Members represents and warrants to the Company and the other Member with respect to itself as follows:

(a)                               Such Member is the lawful owner of and has the full right, power and authority to sell, Transfer and deliver such Member’s Membership Interest which it purports to own, and the sale, Transfer and delivery of such Membership Interest in accordance therewith will Transfer good and marketable title thereto free and clear of all liens, encumbrances, claims or right of the third parties of every kind and nature whatsoever, subject only to the provisions of this Agreement;

(b)                              The Membership Interest owned by such Member has been duly authorized and is fully paid and non-assessable.  There are no existing options, warrants, calls or commitments on the part of any Member or other Person relating to such Membership Interest.

No voting agreements or restrictions of any kind other than those set forth in this Agreement affect the rights of any such Membership Interest or such Member;

(c)                              Such Member has the right and power to enter into this Agreement and this Agreement has been fully executed and delivered and constitutes the valid and binding obligation of such Member.  No consent of any Person not a party to this Agreement and no consent of any Governmental Authority is required to be obtained on the part of such Member in connection with or resulting from the execution or performance of this Agreement; and

(d)                              Any Member selling its Membership Interest under this Article 10 will deliver to the other Member a certificate dated as of the Closing Date of the applicable sale making the foregoing representations and warranties to such other Member as of the applicable Closing Date.

10.7                    No Dissolution.  If a Member completes a Transfer of all or any part of its Membership Interest in the Company without complying with the provisions of this Agreement, such action shall not in and of itself cause or constitute a dissolution of the Company.

11.                            DISSOLUTION AND WINDING UP OF THE COMPANY.

11.1                    Dissolution of Company.  The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:

(a)                               The written agreement of all of the Members to dissolve the Company;

(b)                              The occurrence of any event that makes it unlawful, impossible or impractical to carry on the Business for a period of more than six (6) months;

(c)                               Entry of a judicial decree of dissolution pursuant to Section 18-802 of the Act;

(d)                            The sale of all or substantially all of the Company’s assets unless such sale involves any deferred payment of the consideration for the sale, in which case the Company shall not dissolve until the last day of the calendar year during which the Company receives the balance of the deferred payment; or

(e)                             At the time there are no Members unless the Company is continued without dissolution in accordance with the Act.

11.2                    Winding Up of the Company.

(a)                             Upon dissolution of the Company for any of the events described in subparagraphs (a) through (d) of Section 11.1, the Members shall wind up the affairs and liquidate the assets of the Company, in a manner approved by the Members, as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, when and as received by the Company shall be utilized, paid or distributed in the following order:

(i)                                     First, to creditors, including Members and managers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under the Act;

(ii)                               Second, to establish Cash Reserves and other Company reserves for known and unknown liabilities, provided that any remainder of such withheld amounts shall be distributed to the Members as soon as practicable; and

(iii)                           Thereafter, the balance, if any, to the Members in accordance with Section 8.2.

It is intended that the distributions set forth in this Section 11.2(a) comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts.  However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to this Section 11.2 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

(b)                              If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c)                               Upon the approval of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11.2 may be distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.                            BOOKS AND RECORDS; ACCOUNTS AND INSURANCE.

12.1                    Books of Account.  The Members hereby designate Co-Managing Member to perform, or cause to be performed (at the Company’s cost but at no compensation to Co-Managing Member other than as specified in this Agreement), all general and administrative services on behalf of the Company and in pursuance thereof shall maintain complete and accurate books of the Company, showing the Membership Interest of the Members, all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s business and affairs, including the maintenance of a Capital Account for each Member.  The books of the Company shall be kept on the accrual basis in accordance with the Uniform System for companies of similar size, type, quality and business operations as the Company, and shall be open to inspection and examination by each Member at all reasonable times.  Co-Managing Member shall, if required by any instruments to which the Company is a party, cause audited financial statements of the Company’s financial condition as required by the applicable instruments.

12.2                    Reports.  Co-Managing Member shall provide to the Members:

(a)                               as promptly as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year showing its net worth and containing a statement of each Member’s Adjusted Capital Account, Capital Contributions and statements of Profit and Loss, Net Distributable Cash, Capital Transaction Proceeds and the sources and applications of funds of the Company for such year;

(b)                              promptly upon receipt thereof, one copy of each other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books or records of the Company;

(c)                               as promptly as possible following the end of each Fiscal Year (but no later than March 31st of such Fiscal Year), a copy of the Company’s Federal, state and local (if any) returns of income for said Fiscal Year, with Schedule K-1 attached to the Federal return, prepared by the Company’s accountants, together with a statement of such accountants showing the amount of Profits, Losses, capital gain and other items allocable to each Member for Federal, state and local income tax purposes; and

(d)                              from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Company as any of the Members may reasonably request.

12.3                    Audited Financial Statements.

(a)                               If requested by any Member, Co-Managing Member shall cause audited financial statements of the Company to be prepared, including, without limitation, financial statements in compliance with any or all requirements of (i) Rule 3-05 and Rule 3-09 of Regulation S-X of the Securities and Exchange Commission; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CWI; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, a Member, in each instance prepared an accounting firm selected by Co-Managing Member and approved by CWI, within sixty (60) days after Managing Member’s receipt of written request therefor (“Audited Financial Request”).  Such audited statements shall be at the end of the applicable Fiscal Year, prepared in accordance with the Uniform System (or as otherwise determined by CWI) and in accordance with all Applicable Laws of the United States and otherwise in conformance with the Loan Documents in which the Company is a borrower thereto; provided that, in the event of any conflict between the terms of this Section 12.3 and the Loan Documents, the Loan Documents shall control.  Such audited financial statements shall contain a statement of member equity, a balance sheet as of the end of the Fiscal Year, statements of Profit and Loss and cash flow, a statement of changes in the Capital Accounts and a statement of changes in financial position for the Fiscal Year then ended, and which shall be accompanied by a management letter from the accountant with respect to internal controls of the Company.

(b)                              The Company shall bear the cost of all audit(s) prepared as a result of each Audited Financial Request for each such entity per Fiscal Year.

(c)                              The Members acknowledge that CWI, on behalf of the Company and its Members, as applicable, has commenced an initial audit pursuant to Rule 3-05 of Regulation S-X of the Securities and Exchange Commission prior to the Effective Date and notwithstanding anything to the contrary set forth herein, such costs and expenses in connection with such audit shall be a cost of the Company.

(d)                             The Members agree that CWI shall have the right, in lieu of any Audited Financial Request, to undertake alternative actions that will satisfy any legal or regulatory requirements of a REIT, and the Company shall bear the cost thereof to the extent of what audited financial statements would have cost.

12.4                    Tax Returns; Tax Elections.  The Members hereby designate CWI as tax matters partner (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of such Tax Matters Partner.  The Tax Matters Partner and the other Member shall use their reasonable efforts to comply with the responsibilities outlined in this Article 12 and in Section 6231 of the Code (including any Regulations promulgated thereunder).  CWI shall use its reasonable efforts to cause to be prepared and shall timely file all Company Tax Returns and shall furnish copies thereof to the Members promptly after the filing thereof.  CWI shall cause the Company to retain a certified public accountant to prepare such Tax Returns and filings.  CWI shall file all certificates, notices, statements or other instruments required by law on behalf of the Company.  CWI shall have the right, in its sole and absolute discretion to change the taxable year or any accounting method of the Company.

12.5                    Bank Accounts.

(a)                               Each Member shall have fiduciary responsibility for the safekeeping and use of all funds of the Company in its immediate possession or control.

(b)                              The funds of the Company shall not be commingled with the funds of any other Person.  In addition, Managing Member shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.  Managing Member shall not use or permit any other Person to use an account which contains funds of the Company as any central disbursal account for other assets.

(c)                             The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Members (which approval shall not be unreasonably withheld, conditioned or delayed) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Members may determine.

(d)                              All funds of the Company shall be invested in accordance with the then applicable Annual LLC Budget.

12.6                    Insurance.  The Company shall obtain and maintain in full force and effect throughout the term of this Agreement insurance (i) of the types, coverages and amounts required by any hotel management agreement, franchise agreement or loan documents entered into by the Company or otherwise encumbering the Property; (ii) as may be prudent to carry on account of the activities of the Company from time to time and which other owners of comparable business operations obtain; and (iii) as may be required under the Loan Documents or any other instruments to which the Company is a party.  Managing Member shall obtain and maintain all such insurance on behalf, and at the expense of, the Company.  Managing Member shall supply copies of each of the insurance policies obtained under this Section 12.6 to the Company and the Members forthwith upon receipt of the same and of each insurance certificate and premium receipt forthwith upon receiving the same.

12.7                    Accountants.  CWI shall select any outside, third-party accountants for the Company.

13.                            ADJUSTMENT OF BASIS ELECTION.  In the event of a Transfer of any Membership Interest in the Company, or in the event of a distribution of the property of the Company to any Member hereto, Managing Member may (in its sole and absolute discretion) cause the Company to file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for Federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

14.                            WAIVER OF ACTION FOR PARTITION.  Each of the Members hereby irrevocably waives, during the term of the Company, any right such Member may have to maintain any action for partition with respect to any property of the Company.

15.                            AMENDMENTS.  Amendments to this Agreement are a Major Decision and may be made only if approved by the Members.

16.                            EQUITABLE RELIEF.  The rights granted to the parties hereunder are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law.  Therefore, the rights of the parties under this Agreement may be enforced by equitable relief as is provided under the laws of the State of Delaware.

17.                          NOTICES.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)                               on the first (1st) business day on or after the date of the personal delivery;

(b)                              on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;

(c)                               on the next business day for overnight delivery service; or

(d)                              on the first (1st) business day on or after the date of receipt for facsimile.

Notices directed to a party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Article 17:

If to AM, then to:

c/o The Arden Group, Inc.

Seven Penn Center

1635 Market Street, 17th Floor

Philadelphia, Pennsylvania 19013

Attn: Craig A. Spencer, CEO

Telephone: (215) 735-1313

Email:  cas@ardengroup.com

with a copy to:

c/o The Marcus Corporation

100 East Wisconsin Avenue, Suite 1900

Milwaukee, WI 53202

Attention:  Thomas F. Kissinger, VP, General Counsel and Secretary

Telephone No.:  414.905.2669

Email: tomkissinger@marcuscorp.com

with a copy to:

The Marcus Corporation

100 East Wisconsin Avenue, Suite 1900

Milwaukee, WI 53202

Attention:  Steven S. Bartelt, Associate General Counsel

Telephone No.:  414.905.1390

Email: stevebartelt@marcuscorp.com

with a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, Pennsylvania 19103

Attn:  Howard Grossman

Telephone:  (215) 665-4176

Email:  HGrossman@cozen.com

If to CWI or the Company, then to:

c/o Watermark Capital Partners, LLC

272 E. Deerpath Road, Suite 320

Lake Forest, IL 60045

Attention:  Michael Medzigian

Telephone No.:  847.482.8600

Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA  90071

Attention: Rick S. Kirkbride, Esq.

Telephone No.:  213.683.6261

Email:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel which may be designated by CWI or AM by written notice to the other Member is hereby authorized to give notices hereunder on behalf of its client.

18.                            LEGAL REPRESENTATION.

18.1                    EACH MEMBER REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED THAT SUCH MEMBER MAY BE REPRESENTED BY COUNSEL OF SUCH MEMBER’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT AND EACH MEMBER HAS CONSENTED TO THE JOINT REPRESENTATION BY COUNSEL FOR ALL MEMBERS IN THE PREPARATION OF THIS AGREEMENT.  EACH MEMBER HAS READ THIS AGREEMENT WITH CARE AND BELIEVES THAT SUCH MEMBER IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS THEREOF AND THEIR LEGAL EFFECT.

18.2                    Each Member acknowledges that Cozen O’Connor (the “AM Law Firm”) reviewed the drafts of this Agreement, assisted in the initial formation of the Company and represented the Company in the acquisition of the Hotel (collectively, the “AM Parties”).  Each Member acknowledges and agrees that while it may benefit derivatively from the AM Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the AM Law Firm not be conflicted from representing the AM Parties in connection with any dispute that may arise between the AM Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the AM Law Firm’s past or future representation of the AM Parties, and hereby consents to and acknowledges that the AM Law Firm will in the future represent the AM Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the AM Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the AM Law Firm to their clients.

18.3                    Each Member also acknowledges that Paul Hastings LLP (the “CWI Law Firm”), represented CWI and/or their Affiliates (collectively, the “CWI Parties”) in the negotiation of this Agreement.  Each Member acknowledges and agrees that while it may benefit derivatively from the CWI Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the CWI Law Firm not be conflicted from representing the CWI Parties in connection with any dispute that may arise between the CWI Parties or any other Member (or its Affiliates), and each Member hereby waive any conflict of interest that such representation presents.  In addition, and each Member, on behalf of itself and the owner of any direct or indirect interest in such Member, waives any conflict regarding the CWI Law Firm’s past or future representation of the CWI Parties, and hereby consents to and acknowledges that the CWI Law Firm will in the future represent the CWI Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with each other Member and/or the owner(s) of any direct or indirect interest in such other Member(s).  The foregoing shall not, however, limit or affect the obligations of the CWI Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the CWI Law Firm to their clients.

19.                            ATTORNEYS’ FEES.  Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

20.                          INDEPENDENT ACTIVITIES OF MEMBERS.  The Members or Managing Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or any other investment asset or venture, and neither the Company nor the other Member shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

21.                            INVESTMENT REPRESENTATIONS OF THE MEMBERS.  Each Member, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Company and the other Member, and each of them, as follows:

(a)                               That such Member is over the age of twenty-one (21) years, experienced in business affairs, and capable of evaluating the merits and risks of this investment;

(b)                              Each Member realizes that such Member’s investment in the Company involves an element of substantial uncertainty as to the potential for profitability of the business of the Company; and

(c)                               Each Member understands that the Membership Interest in the Company have not been registered with the Securities and Exchange Commission or qualified with the Delaware Division of Corporations or any other state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Members and the following representations:

(i)                                   Each Member understands that in addition to the restrictions imposed by applicable Federal and state securities laws, the right to Transfer any Membership Interest is restricted by the terms of this Agreement.  No Transfer will be permitted if, in the opinion of counsel for the Company, such Transfer will violate applicable Federal or state securities laws.  The burden and expense will be borne by a Member to satisfy the Company that all of the conditions of transfer have been satisfied.  In addition, even if a Member meets all of these requirements, there is no present market for any Membership Interest and none is anticipated to develop;

(ii)                                Each Member represents that such Member is acquiring such Member’s Membership Interest in the Company for investment purposes and for such Member’s own account, with no present intention of dividing the same with others, or reselling or otherwise distributing such Membership Interest, and such Member will not sell or otherwise dispose of such Membership Interest in violation of the Securities Act of 1933, as amended, the Delaware General Corporation Law, or regulations promulgated thereunder;

(iii)                            Each Member represents that such Member is capable of bearing the economic risk of such Member’s investment in the Company (meaning such Member can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Member’s standard of living, causing financial difficulties, or impairing such Member’s ability to meet current needs and possible personal contingencies);

(iv)                            Each Member represents that such Member either has a preexisting personal or business relationship with the other Member, or by reason of such Member’s business or financial experience or the business or financial experience of such Member’s professional advisors who are unaffiliated with and not compensated by the other Member, or any Affiliate or any selling agent of the other Member, has the capacity to protect such Member’s Membership Interest in the Company;

(v)                                 That prior to the execution hereof, each of the Members had knowledge that the Persons listed upon Exhibit “A” would become members of the Company upon their execution hereof, and each desires and consents to the association of each of them as Members of this Company; and

(vi)                            Each Member recognizes that the Company is an existing entity and therefore has a financial and operating history.  For this reason and others, purchase of a Membership Interest as an investment involves special risks.

22.                            MISCELLANEOUS.

22.1                    Governing Law.  This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

22.2                  Severability.  Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

22.3                   Further Assurances.  Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

22.4                    Successors and Assigns.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns.

22.5                    Number and Gender.  In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

22.6                    Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.

22.7                    Waiver.  A waiver of any provision of this Agreement shall be valid only if it is in writing and signed by the party making the waiver.  No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

22.8                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.9                    Interpretation.  The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference.

22.10            Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

22.11            No Authority.  No Member shall have the duty to inquire into the authority of another Member to act.  All of the Members shall be presumed to have the authority to execute this Agreement and to carry out any acts contemplated hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement on the date first hereinabove mentioned.

CWI:

CWI ATLANTA PERIMETER HOTEL, LLC,
a Delaware limited liability company

By:	/s/ Michael Medzigian
Name: Michael Medzigian
Title: Chief Executive Officer and President

AM:

ARDEN-MARCUS PERIMETER, LLC,
a Delaware limited liability company

By:	AREP I Perimeter LLC,
a Delaware limited liability company,
its Managing Member

	By:	AREP I Sub Manager, LLC
A Delaware limited liability company,
its Manager
By:	/s/ Craig A. Spencer
Name: Craig A. Spencer
Title: Manager

EXHIBIT “A”

MEMBER INFORMATION

Name and Address of Member	Initial Capital Account Balance	Initial Participation Percentage

CWI Atlanta Perimeter Hotel, LLC 272 E. Deerpath Road, Suite 320 Lake Forest, IL 60045 Attention: Michael Medzigian	$12,355,727	57%

Arden-Marcus Perimeter LLC c/o The Arden Group, Inc. Seven Penn Center 1635 Market Street, 17th Floor Philadelphia, Pennsylvania 19013 Attn: Craig A. Spencer	$2,023,092*	43%

TOTAL	$14,378,819	100%

* Arden-Marcus Perimeter LLC has an additional capital contribution commitment to fund up to $7,297,895 for an aggregate Capital Contribution of $9,320, 987.

EXHIBIT “B”

SPECIAL ALLOCATIONS

All capitalized terms used in this Exhibit shall have the meanings as set forth in the Agreement.

To conform further the allocation provisions of this Agreement to the Regulations, the Members agree that the following special allocations rules shall apply; provided, however, that in respect of any particular allocation the following rules shall supersede the rules otherwise applicable under Section 7 of the Agreement and this Exhibit only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected.  In the event of any inconsistency between the Regulations and the provisions of the following Sections (a) through (j), the Regulations shall govern.

(a)                               Loss Limitation Rule.  If any allocation of Losses for any Fiscal Year otherwise provided in Section 7 of the Agreement or this Exhibit would (if made) cause or increase a deficit balance in the Capital Account of a Member (determined for this purpose by taking into account such Member’s share of Net Distributable Cash and/or Capital Transaction Proceeds in respect of such Fiscal Year and all other adjustments for such Fiscal Year otherwise required under this Agreement) that exceeds the amount such Member is obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or 1.704-1(b)(2)(ii)(d) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) less the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), the amount of Losses otherwise allocable to such Member shall be reduced by the minimum amount necessary to eliminate such deficit.  Any amount of an allocation denied to a Member under the first sentence of this paragraph (a) of this Exhibit shall be reallocated to the Members whose allocations of Losses for such year (determined under this Exhibit) are not affected by this paragraph, such reallocation to be made pro rata in accordance with each Member’s Participation Percentage.

(b)                             Minimum Gain Chargeback.  If during any Fiscal Year there is a net decrease in Company Minimum Gain (as determined under Regulations Sections 1.704-2(b)(2)), then items of income and gain of the Company shall be allocated to each Member, for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Member’s share of the net decrease in the Company Minimum Gain during such Fiscal Year in accordance with Regulations Section 1.704-2(g)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.

(c)                               Qualified Income Offset.  If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) which causes or increases a negative balance in such Member’s Capital Account (determined for this purpose with the adjustments required under Section (a)), such Member will, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), be specially allocated an amount of gross income and/or gain (consisting of a pro rata portion of each item of Company income and gain for such Fiscal Year) sufficient to eliminate such negative balance as quickly as possible; provided, however, that an allocation pursuant to this paragraph (c) shall be made if and only to the extent that such Member would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in Section 7 of the Agreement and this Exhibit have been tentatively made as if this paragraph (c) were not in this Agreement.

(d)                              Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to CWI as provided in Regulations Section 1.704-2(e).

(e)                               Member Nonrecourse Deductions.  The Members Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Member that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(1) and 1.752-2 and otherwise as provided in Regulations Section 1.704-2(i).

(f)                                  Member Nonrecourse Debt Minimum Gain Chargeback.  If during any Fiscal Year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4).  This paragraph (f) is intended to comply with the “partner nonrecourse debt minimum gain” chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.

(g)                             Excess Nonrecourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be allocated based on the such Member’s Participation Percentage.

(h)                               Sections 732(d), 734(b) and 743(b) Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required under Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in adjusting Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.

(i)                                 Curative Allocations.  The Special Allocations are intended to comply with the requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset with other Special Allocations or with Special Allocations of other items of Company income, gain, loss or deduction pursuant to this Section (i).  Therefore, notwithstanding any other provision of Section 7 of the Agreement and this Exhibit (other than the Special Allocations), Managing Member, with the Members’ approval, shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account

2

balance which such Member would have had if the Special Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7 of the Agreement.  In exercising its discretion under this paragraph (i), Managing Member shall take into account future Special Allocations under paragraphs (b) and (f) of this Exhibit that, although not yet made, are likely to offset other Special Allocations previously made under paragraph (d) and (e) of this Exhibit.

(j)                                  Change in Regulations.  If any of the specific Regulations upon which the Special Allocations provided for in this Exhibit are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Company make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Profits, Losses or other tax attributes otherwise provided for in Section 7 of the Agreement would be altered as a result of a challenge thereto by the IRS, the Members agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Member pursuant to this Agreement.

3

EXHIBIT “C”

SAMPLE CALCULATIONS OF NET DISTRIBUTABLE CASH

SCHEDULE 1

SOURCES AND USES